EXECUTION VERSION

$650,000,000
AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

September 11, 2013
among
TUPPERWARE BRANDS CORPORATION,
as the Borrower,
TUPPERWARE INTERNATIONAL HOLDINGS B.V.
as the Subsidiary Borrower,

The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Swingline Lender and Issuing Bank,
and
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HSBC BANK USA, N.A., KEYBANK NATIONAL ASSOCIATION and THE ROYAL BANK OF SCOTLAND PLC,
as Syndication Agents

J.P. MORGAN SECURITIES LLC, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HSBC BANK USA, N.A., KEYBANK NATIONAL ASSOCIATION and RBS SECURITIES INC.,
as Joint Bookrunners and Joint Lead Arrangers

i

ii

SCHEDULES:
Schedule 1.01	–	Pricing Schedule
Schedule 1.01(a)	–	Existing Letters of Credit
Schedule 2.01	–	Revolving Commitments
Schedule 3.03	–	Government Authorizations and Other Consents
Schedule 3.05	–	Material Indebtedness
Schedule 3.08	–	Existing Liens
Schedule 3.11	–	Tax Sharing Agreements
Schedule 3.13	–	Subsidiaries and Other Equity Investments; Loan Parties

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Compliance Certificate
Exhibit C-1	–	Form of U.S. Tax Certificate (for Non-U.S. Lenders that are Not Partnerships)
Exhibit C-2	–	Form of U.S. Tax Certificate (for Non-U.S. Participants that are Not Partnerships)
Exhibit C-3	–	Form of U.S. Tax Certificate (for Non-U.S. Participants that are Partnerships)
Exhibit C-4	–	Form of U.S. Tax Certificate (for Non-U.S. Lenders that are Partnerships)

iii

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 11, 2013, among TUPPERWARE BRANDS CORPORATION, a Delaware corporation, TUPPERWARE INTERNATIONAL HOLDINGS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
R E C I T A L S:
A.    The Company, the Subsidiary Borrower, certain Lenders and JPMCB, as administrative agent, are parties to that certain Credit Agreement dated as of June 2, 2011 (as amended prior to the date hereof, the “Existing Credit Agreement”).
B.    The parties hereto wish to amend and restate the Existing Credit Agreement pursuant to, and on the terms and conditions set forth in, this Agreement.
Accordingly, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.
“Act” has the meaning set forth in Section 9.14.
“Adjusted LIBO Rate” means, with respect to any Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Lender” has the meaning set forth in Section 2.20.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.
“Agreement” means this Amended and Restated Credit Agreement, as amended, restated,

modified or supplemented from time to time.
“Agreement Currency” has the meaning set forth in Section 9.15(b).
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 (or on any successor or substitute page or screen) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Anti-Corruption Laws” means, with respect to a Person, all laws, rules, and regulations of any jurisdiction applicable to such Person concerning or relating to bribery or corruption.
“Applicable Borrower” means, with respect to any Loan or other amount owing hereunder or any matter pertaining to such Loan or other amount, whichever of the Borrowers is the primary obligor on such Loan or other amount and, with respect to any Letter of Credit, whichever of the Borrowers is the account party with respect thereto.
“Applicable Creditor” has the meaning set forth in Section 9.15(b).
“Applicable Indemnitor” has the meaning set forth in Section 7.01(h).
“Applicable Lending Installation” has the meaning set forth in Section 2.02(e).
“Applicable Percentage” means, with respect to the Revolving Commitment of any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to any Loan or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth on Schedule 1.01 opposite the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Consolidated Leverage Ratio.
“Approved Fund” has the meaning set forth in Section 9.04(c).
“Assignment and Assumption” means an assignment and assumption entered into by a

Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
“Audited Financial Statements” means, collectively, the audited consolidated balance sheet of the Borrower and its then Subsidiaries for the fiscal year ended December 29, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its then Subsidiaries, including the notes thereto.
“Availability Period” means the period from and including the Restatement Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments in accordance with the terms of this Agreement.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Tupperware Brands Corporation, a Delaware corporation.
“Borrowers” means the Borrower and the Subsidiary Borrower.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date to the same Applicable Borrower and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London and, if the Loan which is the subject of a borrowing, payment or rate selection is denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“Cash Collateralize” means, with respect to any Obligations related to Letters of Credit, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, as collateral for such Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Lenders).
“Cash Distributions” means, with respect to any Person for any period, all dividends and other distributions on any of the outstanding Equity Interests in such Person, all purchases, redemptions, retirements, defeasances or other acquisitions of any of the outstanding Equity Interests in such Person and all returns of capital to the stockholders, partners or members (or the equivalent persons) of such Person, in each case to the extent paid in cash by or on behalf of such Person during such period.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d 3 and

13d 5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right);
(b)    during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(c)    any “Change of Control” shall occur under (and as defined in) the Senior Indenture.
“Charges” has the meaning set forth in Section 9.13.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“Code” means the Internal Revenue Code of 1986.
“Collateral” has the meaning set forth in the Security Agreement.
“Collateral Agent” means JPMCB, in its capacity as collateral agent for the Lenders and the holders of the Senior Notes under the Security Agreement.
“Compliance Certificate” means a certificate substantially in the form of Exhibit B, including, among other things, a determination as to the compliance with the covenants set forth in Article VI, and Section 6.07 in particular, calculation under any definitions used in financial ratios.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, with respect to any Measurement Period (or other specified period), an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries for such Measurement Period (or other specified period) plus, without duplication, (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges; (ii) the provision for Federal, state, local and foreign income taxes payable (including franchise and similar taxes based on net income); (iii) depreciation and amortization expense; (iv) extraordinary, unusual or non recurring non-cash charges, expenses or losses (including, without duplication, non-

cash reengineering and impairment charges, write-off of goodwill and intangibles, and write-off of deferred costs incurred in connection with the Existing Credit Agreement and related interest rate swap terminations), non-cash charges for deferred tax asset valuation allowances; (v) any non-cash impairment charges or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142; (vi) any non-cash expense realized or resulting from any employee benefit plans, post-employment benefit plans, deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such Person or any of its Subsidiaries; and (vii) non-cash losses or expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133; in each case, of or by the Borrower and its Subsidiaries for such Measurement Period (or other specified period), and minus, without duplication, (b) (i) to the extent included in calculating such Consolidated Net Income, Federal, state, local and foreign income tax credits; (ii) any amounts paid or payable in cash in any fiscal period during such Measurement Period (or such other specified period) in respect of any non-cash charges, expenses or losses taken in any prior fiscal period (regardless of whether in such Measurement Period (or such other specified period)); and (iii) to the extent included in calculating such Consolidated Net Income, all extraordinary, unusual or non-recurring non-cash items increasing Consolidated Net Income, in each case of or by the Borrower and its Subsidiaries for such Measurement Period. For the avoidance of doubt, non-cash impairment charges of intangibles shall be disregarded in the computation of Consolidated EBITDA. For the purposes of calculating Consolidated EBITDA for any Measurement Period (or other specified period), (A) if at any time during such Measurement Period (or other specified period) the Borrower or any Subsidiary shall have made any Material Disposition (as defined below), the Consolidated EBITDA for such Measurement Period (or other specified period) shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Measurement Period (or other specified period) or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Measurement Period (or other specified period) and (B) if during such Measurement Period (or other specified period) the Borrower or any Subsidiary shall have made a Material Acquisition (as defined below), then, Consolidated EBITDA for such Measurement Period (or other specified period) shall be calculated after giving Pro Forma Effect thereto. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $15,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that has a fair market value of, or yields gross proceeds to the Borrower or any of its Subsidiaries, in excess of $15,000,000.
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum, in each case, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all outstanding reimbursement obligations in respect of drawings made under letters of credit (including standby and commercial letters of credit, but excluding cash-collateralized letters of credit to the extent such cash collateral is permitted under Section 6.01), bankers’ acceptances, bank guaranties and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and any obligation in respect of an Employee Benefit Arrangement), (e) the capitalized amount of any Capitalized Lease that would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP and, in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease, (f) all Synthetic Debt, (g) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer to the extent that the Borrower or such Subsidiary is legally liable therefor as a result of its ownership interest in such entity or is contractually liable therefor by operation of its charter or other governing documents, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.
“Consolidated Interest Charges” means, for any Measurement Period, the sum, without duplication, of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money, or Swap Contracts (excluding any impairment charge arising by reason of the refinancing of any Indebtedness), or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense under Capitalized Leases that is treated as interest in such measurement period in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries.
“Consolidated Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period to (b) the Consolidated Interest Charges for the Borrower and its Subsidiaries for such Measurement Period.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Borrower and its Subsidiaries as of the last day of the then most recently completed Measurement Period to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such Measurement Period.
“Consolidated Net Income” means, at any date of determination, the net income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Dart” means Dart Industries Inc., a Delaware corporation and a Subsidiary of the Borrower.
“Dart Guaranty” means the Guaranty dated as of June 2, 2011 made by Dart in favor of the Administrative Agent and the Lenders with respect to the Obligations of the Borrowers, as reaffirmed by the Reaffirmation Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, examinership, court protection, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Specified Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Specified Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Specified Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Specified Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Designated Person” means any Person listed on a Sanctions List.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including pursuant to a sale and leaseback transaction or by way of merger or consolidation) of any property (including without limitation, the Equity Interests of a Subsidiary) of any Person by such Person.
“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section.
“Dollars” or “$” means lawful money of the United States of America.
“Domestic Subsidiary” means a Subsidiary organized under the laws of any State of the United States or the District of Columbia.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuer and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Employee Benefit Arrangement” means any employee benefit plan, program, policy, practice or other arrangement providing benefits to any current or former employee, officer or director of the Borrower or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries contributes or is obligated to contribute, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, restricted stock, severance, employment, change of control or fringe benefit plan, agreement, program or policy.
“Environmental Action” means any and all written claims, actions, suits, arbitrations, governmental inquiries, proceedings, investigations, demands, demand letters, liens, notices of non-compliance or violation, notices of liability or potential liability, consent orders or consent agreements relating in any way to, resulting from or based upon any violation or alleged violation of any Environmental Law, or Environmental Permit, or relating to any Environmental Liability or the presence of or exposure to any Hazardous Materials.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 or 430 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA or routine claims for benefits, upon the Borrower or any ERISA Affiliate.
“Euro” or “€” means the single currency unit of the Participating Member States.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning set forth in Article VII.
“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such currency may be exchanged into Dollars at 11:00 a.m. Local Time on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Exchange Rate Date” means, if on such date any outstanding Loan or Letter of Credit is (or any Loan or Letter of Credit that has been requested at such time would be) denominated in a currency other than Dollars, each of:
(a)    the last Business Day of each calendar month,
(b)    if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and
(c)    each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning set forth in the preamble hereto.
“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Agreement and set forth on Schedule 1.01(a) hereto.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement

(or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means the administrative agent fee letter agreement, dated August 5, 2013, among the Borrower, JPMCB and J.P. Morgan Securities LLC, as amended, restated, supplemented or otherwise modified from time to time.
“Fitch” means Fitch Ratings, a unit of the Fitch Group, a subsidiary of Fimalae, S.A.
“Foreign Currency” means Euros and Sterling.
“Foreign Government Scheme or Arrangement” has the meaning set forth in Section 3.12(d).
“Foreign Plan” has the meaning set forth in Section 3.12(d).
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Funded Debt” of any Person means Indebtedness of such Person that by its terms matures more than one year after the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien) up to the value of such assets. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, mold, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hostile Acquisition” means any Acquisition that has not been approved by the board of directors or similar body of the Person to be acquired. For purposes of this definition, “Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person (other than by means of the exercise of secured creditor or similar remedies in respect of any Indebtedness owed by such Person), (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) in which the Borrower or a Subsidiary is the surviving entity.
“Idle Properties” means the following properties as of the date hereof: (a) the real estate located in Rio de Janeiro, Brazil, together with the building, warehouse, office space and improvements thereon, (b) the unimproved real estate located in Jerome, Idaho, (c) the unimproved real estate located in Neshanic Station, New Jersey and (d) an unimproved parcel in Reservoir, Victoria, Australia.
“Inactive Subsidiary” means, at any date of determination, any Subsidiary of the Borrower that is dormant or inactive and that has substantially no assets and income.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit, but excluding cash-collateralized letters of credit to the extent such cash collateral is permitted under Section 6.01), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was by its terms due);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness;
(g)    all obligations of such Person to the extent matured by reason of the exercise by the applicable holder of any Equity Interest (i) to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or (ii) to honor any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(h)    all lines of credit (which, solely for purposes of Section 6.01 and Section 6.02, shall include uncommitted lines of credit, but exclude availability under credit cards); and
(i)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent that the Borrower or such Person is legally liable therefor as a result of its ownership interest in such entity or is contractually liable therefor by operation of its charter or other governing documents, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Loan Party under any Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning specified in Section 9.03(b).
“Information” has the meaning specified in Section 9.12.
“Information Memorandum” means the Confidential Information Memorandum dated August, 2013 relating to the Borrower and the Transactions.
“Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement dated as of June 2, 2011 among the Borrower, Dart, the Collateral Agent, the Administrative Agent and Wells Fargo Bank, National Association, as Trustee for the Senior Notes, as amended, restated, supplemented or otherwise modified from time to time.
“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter, as the Borrower may elect, and (b) as to any Swingline Foreign Currency Loan, the period commencing on the date of such Loan and ending on the day that is designated in the notice delivered pursuant to Section 2.05 with respect to such Swingline Foreign Currency Loan, which shall not be later than thirty days thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period (other than a one week interest period) pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; provided further that, in the case of any Interest Period, the Borrower and the Administrative Agent may, subject to Section 2.16, agree on an alternative ending date for such Interest Period at any time on or prior to the commencement of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) the purchase, redemption or other acquisition of such Person’s Equity Interests from another Person, (c) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (d) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IP Rights” has the meaning set forth in Section 3.17.
“IP Security Agreement” means the Intellectual Property Security Agreement dated as of June 2, 2011 made by and between Dart and the Collateral Agent for the benefit of the Secured Creditors (as defined in the Security Agreement), as reaffirmed by the Reaffirmation Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Issuing Bank Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and the Applicable Borrower or in favor the Issuing Bank and relating to any such Letter of Credit.
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, and its successors.
“Judgment Currency” has the meaning set forth in Section 9.15(b).
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of the Dollar Equivalent of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Applicable Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any applicable Interest Period, the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for the applicable currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion at approximately 11:00 a.m., London time, on the Quotation Date for such Interest Period. To the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) determined by the Administrative Agent of the respective interest rates per annum reported to the Administrative Agent by JPMCB and each other Lender selected by the Administrative Agent (JPMCB and each such other Lender, the “Reference Lenders”) as the rate at which each Reference Lender offers to place deposits in the currency of such Borrowing for such Interest Period to first-class banks in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.
“Lien” means any mortgage, pledge, deed of trust, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan Documents” means, collectively, (a) this Agreement, (b) any promissory notes issued pursuant to this Agreement, (c) the Parent Guaranty, (d) the Dart Guaranty, (e) the Security Agreement, (f) the IP Security Agreement, (g) the Fee Letter, (h) the Intercreditor Agreement, (i) each Issuing Bank Document, (j) the Reaffirmation Agreement, (k) each amendment of any of the foregoing and (l) each other document so designated by the Borrower and the Administrative Agent.
“Loan Parties” means, collectively, the Borrowers and, at any time the Dart Guaranty is in effect, Dart.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Local Time” means (a) with respect to a Loan or Borrowing denominated in Dollars, New York City time and (b) with respect to a Loan or Borrowing denominated in any Foreign Currency, London time.
“Material Adverse Effect” means (a) any event, development or circumstance that has had a material adverse effect on the business, financial condition or results of operations of, the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, the Collateral Agent or of the Lenders, taken as a whole, under any Loan Document, including any impairment with respect to the validity or the enforceability of any material Loan Document; or (c) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party.
“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $50,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), results of operations or assets of the Borrower and its Subsidiaries, taken as a whole.
“Material Foreign Jurisdictions” means the European Union (European Community trademarks); France; Germany; Mexico; South Africa; and Switzerland, each of which is a jurisdiction in which (1) sales of “Tupperware” branded products represented greater than 5% of total consolidated net sales of the Borrower in the fiscal year-ended December 29, 2012 and (2) the law of the jurisdiction permits the granting, recordation and perfection of security interests in the Collateral; provided that a Material Foreign Jurisdiction shall cease to be a Material Foreign Jurisdiction if such jurisdiction ceases to permit the granting, recordation or perfection of security interests in the Collateral.
“Material Marks” has the meaning set forth in the Security Agreement.
“Material Subsidiary” means, at any date of determination, any Subsidiary of the Borrower that together with its Subsidiaries (a) has revenues in an amount equal to at least 5% of the consolidated revenues of the Borrower and its Subsidiaries, or (b) has operating profits in an amount equal to at least 5% of the consolidated operating profits of the Borrower and its Subsidiaries, or (c) has assets in an amount equal to at least 5% of the consolidated total assets of the Borrower and its Subsidiaries, in each case, as determined for the most recently completed fiscal year for which the Lenders have received financial statements of the Borrower and its Subsidiaries pursuant to Section 5.01(a), commencing with the fiscal year ending December 29, 2012.
“Maximum Rate” has the meaning set forth in Section 9.13.
“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means any employee benefit plan of the type described in Section

4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement, or sold or assigned an interest in this Agreement).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).
“Outstanding Amount” has the meaning set forth in Section 2.11(d).
“Parent Guaranty” means the Guaranty dated as of June 2, 2011 made by the Borrower in favor of the Administrative Agent and the Lenders with respect to the Obligations of the Subsidiary Borrower, as reaffirmed by the Reaffirmation Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Participant” has the meaning set forth in Section 9.04(g).
“Participant Register” has the meaning set forth in Section 9.04(g).
“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma Effect” means, with respect to any acquisition, investment, dividend, distribution, sale, disposition, merger or similar event consummated subsequent to the commencement of a period for which the financial effect of any such event is to be included on a pro forma basis, the computation of any financial ratio or definition used in the computation thereof giving effect to such events as if such events occurred on the first day of the applicable period, which (a) shall reflect, to the extent applicable, (i) the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence, assumption or reduction of Indebtedness, and (ii) any projected synergies or similar benefits expected to be realized as a result of such event to the extent such synergies or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Regulation S-X under the Securities Act of 1933, as amended, and (b) be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b).
“Qualified Non-Wholly Owned Subsidiary” means any Foreign Subsidiary that is a non-wholly owned Subsidiary so long as 100% of the Equity Interests issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals to the extent mandated by the Laws of such jurisdiction) is beneficially owned, directly or indirectly, by the Borrower and its wholly owned Subsidiaries, and the economic interests in such Foreign Subsidiary are, directly or indirectly, owned for the benefit of the Borrower and its wholly owned Subsidiaries.
“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, (a) if the applicable currency is Sterling, the first day of such Interest Period, (b) if the applicable currency is Euro, two TARGET Days before the first day of such Interest Period and (c) if the applicable currency is Dollars, two Business Days prior to the commencement of such Interest Period.
“Reaffirmation Agreement” means that certain Reaffirmation Agreement dated as of the date hereof made by the Borrower and Dart for the benefit of the Administrative Agent and the Collateral Agent, as the same may be amended, restated, modified or supplemented from time to time.
“Real Properties” means, at any time, a collective reference to each of the facilities and parcels of real properties owned, leased or operated by the Borrower or any Subsidiary at such time.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender, (c) the Issuing Bank, (d) any assignee, participant, Affiliate or Applicable Lending Installation and (e) any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder.
“Register” has the meaning set forth in Section 9.04(e).
“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer, chief legal officer or controller of a U.S. Loan Party; the foreign equivalents of such officers of any Loan Party that is a Foreign Subsidiary; and, in respect of BeautiControl International Services, Inc. and Eventus International, Inc., any Vice President. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.
“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $650,000,000.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the Dollar Equivalent of the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Loan” means, with respect to each Lender, such Lender’s pro-rata portion of any Revolving Borrowing made pursuant to Section 2.02(a).
“Revolving Maturity Date” means September 11, 2018.
“S&P” means Standard & Poor’s Financial Services, LLC.
“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.
“Sanctions” means:
(a)    economic or financial sanctions or trade embargoes against any country or territory imposed, administered or enforced from time to time by (i) the US federal government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union or (iv) Her Majesty's Treasury of the United Kingdom; and
(b)    economic or financial sanctions against any country or territory imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce or the US Department of the Treasury.
“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) officially published in the public record by the US federal government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury or the United Nations Security Council or any similar list maintained by the European Union, any other EU Member State or any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.
“Security Agreement” means the Security Agreement dated as of June 2, 2011 made by and between Dart and the Collateral Agent for the benefit of the Secured Creditors (as defined therein) with respect to Dart’s interest in the Material Marks and other Collateral (as defined therein), as reaffirmed by the Reaffirmation Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Senior Indenture” means the Indenture dated as of June 2, 2011 among the Borrower, Dart and Wells Fargo Bank, National Association, as Trustee, as amended, restated, supplemented or otherwise modified from time to time.
“Senior Notes” means those certain senior secured notes of the Borrower due June 2, 2021 issued pursuant to the Senior Indenture on June 2, 2011.
“Significant Collateral Security Failure Event” means, with respect to the United States or any Material Foreign Jurisdiction, the security interest created under the Security Agreement ceases to be in full force and effect for a period of more than 30 consecutive days; provided that no such cessation will be considered to be a Significant Collateral Security Failure Event if it occurs (1) in accordance with the terms of this Agreement and the other Loan Documents or (2) as a result of a change in law in the United States or any Material Foreign Jurisdiction.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Florida Properties” means the unimproved Real Properties located in Orange and/or Osceola Counties, Florida owned by the Borrower or any of its Subsidiaries as of the Restatement Date.
“Specified Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Subsidiary Borrower” means Tupperware International Holdings B.V., a private limited liability company organized under the laws of the Netherlands.
“Subsidiary Debt” means, in respect of any Subsidiary of the Borrower, all Indebtedness (other than (a) net obligations of such Subsidiary under any Swap Contract with a tenor of less than eighteen months, (b) Guarantees by such Subsidiary of the obligations of other Subsidiaries or the obligations of the Borrower, in either case, of the kind described in the preceding clause (a) and (c) unfunded, uncommitted lines of credit) of such Subsidiary.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swingline Dollar Loan” means a Swingline Loan denominated in Dollars.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Foreign Currency Loan” means a Swingline Loan denominated in Euro or Sterling.
“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Threshold Amount” means $50,000,000.
“Transaction” means, collectively, (a) the entering into by the Loan Parties of the Loan Documents, (b) the refinancing of certain outstanding Indebtedness of the Borrower and its Subsidiaries and the termination of all commitments with respect thereto, including, without limitation, as to the Existing Credit Agreement and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 or 430 of the Code for the applicable plan year.
“United States” and “U.S.” mean the United States of America.
“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States or the laws of the District of Columbia.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning set forth in Section 2.17(f)(ii)(D)(2).
“Withholding Agent” means the Loan Parties and the Administrative Agent.

SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) unless the context requires otherwise,  any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
SECTION 1.05.    Foreign Currency Calculations. (a) For purposes of determining the Dollar Equivalent of any Loan or Letter of Credit denominated in a Foreign Currency or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Foreign Currency in which any requested or outstanding Loan or Letter of Credit is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Loan to be made or repaid or Letter of Credit issued on or prior to the applicable date for such calculation).
(b)    For purposes of any determination hereunder (including determinations under Section 2.02(c), 6.01, 6.02 or 6.04 or under Article VII), all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into the Dollar Equivalent at the appropriate currency Exchange Rate; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in Exchange Rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.04, the amount of each investment, asset disposition or other applicable transaction denominated in a currency other than Dollars shall be translated into the Dollar Equivalent at the applicable Exchange Rate. Such Exchange Rates shall be determined in good faith by the Borrower.

ARTICLE II

THE CREDITS
SECTION 2.01.    Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans denominated in Dollars and Foreign Currencies to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (b) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments or (c) the sum of the total Revolving Credit Exposures as to which the Subsidiary Borrower is the Applicable Borrower exceeding $325,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02.    Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.14, (i) each Revolving Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith and (ii) each Revolving Borrowing denominated in a Foreign Currency shall be comprised entirely of Eurocurrency Loans. Each Swingline Dollar Loan shall be an ABR Loan and each Swingline Foreign Currency Loan shall bear interest at such rate agreed to between the Borrower and the Swingline Lender.
(c)    At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, in the case of a Borrowing by the Subsidiary Borrower, such greater amount as may be required in order that each Lender’s pro rata share of such Borrowing is at least EUR 100,000 (or other amount required by applicable Dutch law)). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000 (or, in the case of a Borrowing by the Subsidiary Borrower, such greater amount as may be required in order that each Lender’s pro rata share of such Borrowing is at least EUR 100,000 (or other amount required by applicable Dutch law)); provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 (or, in the case of a Swingline Loan made to the Subsidiary Borrower, such greater amount as may be required in order that each Lender’s pro rata share of such Swingline Loan is at least EUR 100,000 (or other amount required by applicable Dutch law)). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Eurocurrency Revolving Borrowings outstanding. Notwithstanding the foregoing, Loans which are not denominated in

Dollars may be made in amounts and increments in the applicable Foreign Currency satisfactory to the Administrative Agent and, where applicable, the Swingline Lender.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.
(e)    Notwithstanding any other provision of this Agreement, each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign office, branch or Affiliate of such Lender (an “Applicable Lending Installation”) to make such Loan that has been designated by such Lender to the Administrative Agent and the Borrower. All terms of this Agreement shall apply to any such Applicable Lending Installation of such Lender and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Applicable Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower, designate replacement or additional Applicable Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.
SECTION 2.03.    Requests for Revolving Borrowings. To request a Revolving Borrowing (other than a Swingline Loan), the Borrower shall notify the Administrative Agent of such request in writing or, in the case of ABR Borrowings, by telephone (a) in the case of a Eurocurrency Borrowing, not later than Noon, Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than Noon, Local Time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. For administrative convenience, the Subsidiary Borrower designates the Borrower as its agent for purposes of issuing any Borrowing Request, Interest Election Request or similar notice regarding Borrowings made or to be made by the Subsidiary Borrower hereunder. Each such Borrowing Request shall be irrevocable and, if made by telephone, shall be confirmed promptly by hand delivery or telecopy (or other means agreed to by the Administrative Agent) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(a)    the identity of the Applicable Borrower;
(b)    the aggregate amount of the requested Borrowing;
(c)    the currency (which may be Dollars or a Foreign Currency) in which such Borrowing is to be denominated;
(d)    the date of such Borrowing, which shall be a Business Day;
(e)    in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(f)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”; and
(g)    the location and number of the Applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07; provided that if the Borrower shall fail to specify an account, the account shall be deemed to be the account specified in the then most recent Borrowing Request that shall have specified such account.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing, unless such Revolving Borrowing is denominated in a Foreign Currency, in which case such Revolving Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.    [Intentionally Omitted]
SECTION 2.05.    Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in Dollars, Euro or Sterling to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000, (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments or (iii) the sum of the total Revolving Credit Exposures as to which the Subsidiary Borrower is the Applicable Borrower exceeding $325,000,000; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan and no more than four Swingline Loans may be outstanding at any time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request in writing or, in the case of ABR Swingline Loans, by telephone (confirmed by telecopy or other means agreed to by the Administrative Agent), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan in the case of Swingline Loans denominated in Dollars and not later than 10:00 a.m., Local Time on the day of any other proposed Swingline Loan. Each such notice shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) whether such Swingline Loan is to be a Swingline Dollar Loan or a Swingline Foreign Currency Loan, (iii) the amount of the requested Swingline Loan, (iv) the Applicable Borrower and (v) in the case of a Swingline Foreign Currency Loan denominated in Euro, the Interest Period requested to be applicable thereto, which shall be a period contemplated by clause (b) of the definition of the term “Interest Period.” The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. In the case of a Swingline Foreign Currency Loan, the Swingline Lender and the Borrower shall agree upon the interest rate applicable to such Swingline Loan, provided that if such agreement cannot be reached prior to 11:00 a.m., Local Time, on the day of such proposed Swingline Loan, then such Foreign Currency

Swingline Loan shall not be made. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Applicable Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate and such amount of Swingline Loans, if denominated in Euro, shall be converted to Dollars and shall bear interest at the Alternate Base Rate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Applicable Borrower (or other party on behalf of the Applicable Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Applicable Borrower of any default in the payment thereof.
SECTION 2.06.    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for the account of the Subsidiary Borrower, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, denominated in Dollars, Euro or Sterling at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Applicable

Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the Applicable Borrower, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.06), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000, (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments or (iii) the sum of the total Revolving Credit Exposures as to which the Subsidiary Borrower is the Applicable Borrower exceeding $325,000,000. On the Restatement Date each Existing Letter of Credit shall, without any further action by any party, be deemed to have been issued as a Letter of Credit hereunder on the date of such effectiveness (without any breakage or transfer charges in connection therewith) and shall for all purposes hereof be treated as a Letter of Credit under this Agreement.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.06, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Applicable Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Applicable Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Applicable Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Applicable Borrower fails to make such payment when due, such amount, if denominated in Foreign Currency, shall be converted to Dollars and shall bear interest at the Alternate Base Rate and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Applicable

Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Applicable Borrower to the extent permitted by applicable law) suffered by the Applicable Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Applicable Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to (i) in the case of any Letter of Credit denominated in Dollars, 100% and (ii) in the case of any Letter of Credit denominated in a Foreign Currency, 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(f). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
SECTION 2.07.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Applicable Borrower by promptly crediting or wiring the amounts so received, in like funds, to an account of the Applicable Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (y) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in a Foreign Currency) or (ii) in the case of the Applicable Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08.    Interest Elections. (1) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Foreign Currency Borrowings or Swingline Dollar Borrowings, which may not be converted or continued.
(a)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing or, in the case of ABR Borrowings, by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type and denominated in the currency resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or other means agreed to by the Administrative Agent) to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(b)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(d)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in a Foreign Currency, in which case such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or (except as contemplated in clause (iii) below) continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (iii) unless repaid, each Eurocurrency Revolving Borrowing denominated in a Foreign Currency shall be continued as a Eurocurrency Revolving Borrowing with an Interest Period of one month’s duration.

SECTION 2.09.    Termination, Reduction and Increase of Revolving Commitments. (a) General. Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.
(b)    Voluntary Reduction of Revolving Commitments. The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.
(c)    Notice of Election to Voluntarily Reduce Revolving Commitments. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.
(d)    Increase of Commitments. On up to three occasions after the Restatement Date, the Borrower at its option may, from time to time, seek to increase the Revolving Commitments by up to an aggregate amount of $200,000,000 (resulting in maximum total Revolving Commitments of $850,000,000) upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such increase (which shall not be less than $10,000,000) and shall certify that no Default has occurred and is continuing. After delivery of such notice, the Administrative Agent or the Borrower, in consultation with the Administrative Agent, may offer the increase (which may be declined by any Lender in its sole discretion) in the Revolving Commitments on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other Lenders or entities reasonably acceptable to the Administrative Agent and the Borrower. No increase in the Revolving Commitment shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Borrower shall have delivered to the Administrative Agent a document in form and substance reasonably satisfactory to the Administrative Agent pursuant to which (i) any such existing Lender agrees to the amount of its Revolving Commitment increase, (ii) any such new Lender agrees to its Revolving Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder, (iii) the Borrower accepts such incremental Revolving Commitments, (iv) the effective date of any increase in the Revolving Commitments is specified and (v) the Borrower certifies that on such date the conditions for a new Loan set forth in Section 4.02 are satisfied. Upon the effectiveness of any increase in the Revolving Commitments pursuant hereto, (i) each Lender (new or existing) shall be deemed to have accepted an assignment from the existing Lenders, and the existing Lenders shall be deemed to have made an assignment to each new or existing Lender accepting a new or increased Revolving Commitment, of an interest in each then outstanding Revolving Loan (in each case, on the terms and conditions set forth in the Assignment and Assumption) and (ii) the Swingline Exposure and LC Exposure of the existing and new Lenders shall be automatically adjusted such that, after giving effect to such assignments and adjustments, all Revolving Credit Exposure hereunder is held ratably by the Lenders in proportion to their respective Revolving Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for, and substantially contemporaneously with the payment to the assigning Lenders of, the principal amount assigned plus accrued and unpaid interest and commitment and Letter of Credit fees. Payments received by assigning Lenders pursuant to this Section in respect of the principal amount of any Eurocurrency Loan shall, for purposes of Section 2.16 be deemed prepayments of such Loan. Any increase of the Revolving Commitments pursuant to this Section shall be subject to receipt by the Administrative Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request. No consent of any Lender (other than the Lenders agreeing to new or increased Revolving Commitments) shall be required for any incremental Revolving Commitment provided or Loan made pursuant to this Section 2.09(e).
SECTION 2.10.    Repayment of Loans; Evidence of Debt. (a) Each Applicable Borrower hereby unconditionally promises to pay (i) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and (ii) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)    Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.11.    Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing or, in the case of ABR Borrowings, by telephone (confirmed by telecopy or other means agreed to by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09(c). Promptly following receipt of any such notice relating to a prepayment, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
(c)    If at any time the aggregate Revolving Credit Exposure of the Lenders exceeds the aggregate Revolving Commitments of the Lenders (other than solely as a result of currency exchange fluctuations), the Borrower shall (or shall cause the Subsidiary Borrower to) immediately prepay Loans in the amount of such excess. To the extent that, after the prepayment of all Loans an excess of the Revolving Credit Exposure over the aggregate Revolving Commitments still exists, the Borrower shall (or shall cause the Subsidiary Borrower to) promptly cash collateralize the Letters of Credit in the manner described in Section 2.06(j) in an amount sufficient to eliminate such excess.
(d)    The Administrative Agent will determine the Dollar Equivalent of the aggregate LC Exposure and the Dollar Equivalent of each Loan on each Exchange Rate Date (the sum of such Dollar Equivalents being the “Outstanding Amounts”). If at any time the sum of such amounts exceeds 105% of the aggregate Revolving Commitments of the Lenders, the Borrower shall (or shall cause the Subsidiary Borrower to) immediately prepay Loans in an amount sufficient to eliminate any excess of the Outstanding Amount over the amount of the aggregate Revolving Commitments. To the extent that, after the prepayment of all Loans an excess of the sum of such amounts over the aggregate Revolving Commitments still exists, the Borrower shall (or shall cause the Subsidiary Borrower to) promptly cash collateralize the Letters of Credit in the manner described in Section 2.06(j) in an amount sufficient to eliminate such excess.
SECTION 2.12.    Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender with a Revolving Commitment a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the difference between the Revolving Commitment of such Lender and the Revolving Credit Exposure (excluding Swingline Exposure) of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Restatement Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders with a Revolving Commitment or Revolving Credit Exposure. Fees paid shall not be refundable under any circumstances.
SECTION 2.13.    Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Dollar Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Each Swingline Foreign Currency Loan shall bear interest as determined in Section 2.05.
(d)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any of the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that deposits in the applicable currency are not being offered to banks in the London interbank market for the applicable amount and interest period for such Eurocurrency Borrowing or adequate and reasonable means do not exist for ascertaining the

Adjusted LIBO Rate for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective, and unless the Borrower elects to rescind the Borrowing Request or prepay the related Borrowing, such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, an ABR Borrowing or (B) if such Borrowing is denominated in a Foreign Currency, as a Borrowing in respect of which the rate to apply to each Lender’s participation is an interest rate to include (1) the Applicable Rate for Eurocurrency Loans, and (2) the rate notified to the Administrative Agent by such Lender as soon as practicable and in any event before interest is due to be paid in respect of the applicable Interest Period, to be that which expresses as a percentage rate per annum the cost to such Lender of funding its participation in the applicable Borrowing from whatever source it may reasonably select, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing (if such Borrowing is requested to be made in Dollars) or shall be made as a Borrowing bearing interest at the rate described under (i)(B) above.
SECTION 2.15.    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes);
and (A) the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise) and (B) such Lender or such other Recipient, as the case may be, is generally demanding similar compensation from its other similar borrowers in similar circumstances, then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered, to the extent such Lender or such Issuing Bank or applicable holding company, as the case may be, is generally demanding similar amounts from its other similar borrowers in similar circumstances.
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11

(b) and is revoked in accordance therewith) or (d) the assignment or deemed assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto pursuant to Section 2.09(d) or as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event; provided that, notwithstanding the foregoing, each Lender hereby waives any entitlement under this Section 2.16 to any and all amounts which would otherwise have been payable hereunder in respect of the consummation on the Restatement Date of the transactions contemplated by Section 4.01(h). In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
SECTION 2.17.    Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by or on account of any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 2.17), the applicable Recipient receives the amount it would have received had no such withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrower. The Loan Parties shall, jointly and severally, indemnify each Recipient for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 30 days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender (including any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(g) relating to the maintenance of a Participant Register) that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)    Status of Lenders. (g) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(i)    Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed originals of whichever of the following is applicable:
(A)    in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)    in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
(D)     in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit C-1, C-2, C-3 or C-4, as applicable, (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
(E)    in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(F)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrowers or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(ii)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.17 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement.
(j)    Issuing Bank. For purposes of Sections 2.17(e) and (f), the term “Lender” includes any Issuing Bank.

SECTION 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each of the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Loan Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall at or before such time have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. All payments hereunder shall be made in Dollars (or where applicable, the indicated Foreign Currency).
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or its Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by either of the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each of the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Applicable Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Applicable Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Applicable Borrower will not make such payment, the Administrative Agent may assume that the Applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (i) at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in a Foreign Currency).
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.19.    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if either of the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If any Lender requests compensation under Section 2.15, or if either of the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender or an Affected Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.20.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)    the Revolving Commitments, LC Exposure and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(c)    if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)    all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments, (B) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (C) such reallocation does not cause the aggregate Revolving

Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and
(d)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit (the Lender in such case, an “Affected Lender”), the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit to the extent such exposure would have been supported by such Affected Lender, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Affected Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Affected Lender hereunder.
In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender or an Affected Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
SECTION 3.01.    Existence, Qualification and Power; Compliance with Laws. Set forth in Schedule 3.13 hereto is a complete and accurate list as of the date hereof of all Loan Parties, showing as of the date hereof (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation (if any). The copy of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(iii)(B) is a true and correct copy of each such document as in effect on the date hereof, each of which is valid and in full force and effect. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing, to the extent such concept is relevant in such jurisdiction, under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, (c) is duly qualified and is licensed and in good standing, to the extent such concept is relevant in such jurisdiction, under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except (i) in the case of Loan Parties, in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) in the case of any Subsidiary that is not a Loan Party, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law in any material respect. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.03.    Governmental Authorization; Other Consents. Other than as set forth in Schedule 3.03 or as required under the Security Agreement, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person which has not already been obtained is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction.
SECTION 3.04.    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, examinership, court protection, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 3.05.    Financial Statements; No Material Adverse Effect. (k) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness as customarily determined by the Borrower in consultation with its accountants.
(l)    The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated June 29, 2013 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year end adjustments. To the knowledge of the Borrower, Schedule 3.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date hereof that are not specified in such financial statements, including liabilities for taxes, material commitments and Indebtedness.
(m)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect. Between the date of the Audited Financial Statements and the Restatement Date (including the Restatement Date), no Internal Control Event has occurred.
SECTION 3.06.    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened in writing at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) as of the Restatement Date, purport to affect or pertain to the consummation of the Transaction, (b) purport to affect or pertain to this Agreement or any material Loan Document, or (c) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
SECTION 3.07.    No Default. Neither the Borrower nor any Subsidiary is in default under, or with respect to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
SECTION 3.08.    Ownership of Property; Liens; Investments. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property used in the ordinary conduct of its business that have an individual fair market value in excess of $2,500,000, except for such defects in title or interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 3.08 sets forth as of the date hereof a complete and accurate list of all Liens (other than Liens created by the Loan Documents) on the property or assets of each Loan Party and each of its Subsidiaries securing Indebtedness in an aggregate amount in excess of $10,000,000, showing as of the date hereof the lienholder thereof (after giving effect to the release of Liens existing in connection with the Existing Credit Agreement), the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 3.08, and as otherwise permitted by Section 6.01 and after giving effect to the release of Liens existing in connection with the Existing Credit Agreement.
SECTION 3.09.    Environmental Compliance. Except where the Borrower or its Subsidiaries would have an indemnity claim against Kraft Foods, Inc. with respect thereto or where the failure or related circumstance described below otherwise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(f)    Each of the Real Properties and all operations at the Real Properties are and,

for the past 3 years, have been in compliance with all applicable Environmental Laws and permits, there is no violation of any Environmental Law or permit with respect to the Real Properties or the businesses of the Borrower and its Subsidiaries, and there are no conditions relating to the Real Properties or the Businesses that could give rise to liability under any applicable Environmental Laws.
(g)    None of the Real Properties contains, or to the Borrower’s knowledge has previously contained, any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws and none of the properties currently or formerly owned or operated by the Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL.
(h)    Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to any Governmental Authority or the requirements of any Environmental Law. Neither the Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does any Responsible Officer of the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.
(i)    Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.
(j)    No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Responsible Officers of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower or any Subsidiary, the Real Properties, or the businesses of the Borrower and its Subsidiaries.
(k)    There has been no release or threat of release of Hazardous Materials at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any Subsidiary in connection with the Real Properties or otherwise in connection with the businesses of the Borrower and its Subsidiaries, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
SECTION 3.10.    Insurance. The properties of the Borrower and its Subsidiaries are insured with insurance companies the Loan Parties reasonably believe to be financially sound and reputable, in such amounts (after giving effect to self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
SECTION 3.11.    Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to make any such filings and payments, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary that could be reasonably expected to have a Material Adverse Effect. Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement except as set forth on Schedule 3.11 hereto.
SECTION 3.12.    ERISA Compliance. (g) Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver pursuant to Section 412 of the Code has been made with respect to any Plan.
(h)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(i)    (i) No ERISA Event has occurred or reasonably is expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in excess of $50,000,000; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA, except for an event described in clause (i), (iii) or (iv) of this Section 3.12(c), which individually, or in the aggregate with all other such events, could not reasonably be expected to have a Material Adverse Effect.
(j)    Except where such event individually, or in the aggregate with all other events in this Section 3.12(d), could not reasonably be expected to have a Material Adverse Effect, with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):
(vi)    any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;
(vii)    the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and
(viii)    each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
SECTION 3.13.    Subsidiaries; Equity Interests; Loan Parties. As of the date hereof, each Loan Party has no Subsidiaries other than those specifically disclosed in the Borrower’s Form 10-K filed with the SEC for the fiscal year ended December 29, 2012. Set forth on Schedule 3.13 is a complete and accurate list of all Loan Parties, showing (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of the Subsidiary Borrower if it does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation (if any).
SECTION 3.14.    Margin Regulations; Investment Company Act. (e) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board). The value of the assets of the Borrower and its Subsidiaries that constitute margin stock does not exceed an amount equal to 25% of the value of all assets of the Borrower and its Subsidiaries.
(f)    None of the Borrower, any Person Controlling the Borrower, or the Subsidiary Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
SECTION 3.15.    Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all matters known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected and pro forma financial information was prepared, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
SECTION 3.16.    Compliance with Laws. Each Loan Party and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.17.    Intellectual Property; Licenses, Etc. Except to the extent not required by the Security Agreement, each Loan Party and each of its Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except for IP Rights (other than the Material Marks) that are not material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole. Dart is the owner of all right, title and interest in and to the Material Marks, no Liens exist on the Material Marks other than Liens created under the Loan Documents and in connection with the Existing Credit Agreement and no other parties have any right, title and interest in and to the Material Marks other than (a) licensing and rights arrangements with the Borrower and its Subsidiaries and (b) the rights of distributors of Subsidiaries of the Borrower pursuant to limited licenses implied by law and/or contained in distribution agreements with a Subsidiary of the Borrower. To the best of the Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any proprietary rights held by any other Person and no claim or litigation regarding any of the foregoing is pending or threatened in writing, in any of the foregoing cases, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
SECTION 3.18.    Solvency. Before and after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, (a) each of the Borrower, the Subsidiary Borrower and Dart is and will be Solvent and (b) the Borrower and its Subsidiaries, on a consolidated basis, are and will be Solvent.
SECTION 3.19.    OFAC and Anti-Corruption Laws. The Loan Parties and, to the Borrower’s knowledge, its Subsidiaries and their respective directors, officers and employees have conducted their business in material compliance with Anti-Corruption Laws. The Loan Parties and their Subsidiaries have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws. None of the Loan Parties or, to the Borrower’s knowledge, any of its Subsidiaries or their respective directors, officers, employees, agents or representatives acting or receiving a direct financial benefit (other than by virtue of the general benefits arising out of credit being made available to the Borrowers pursuant hereto) in any capacity in connection with this Agreement: (i) is a Designated Person; (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) has knowingly directly or indirectly engaged in, or is now knowingly directly or indirectly engaged in, any dealings or transactions (1) with any Designated Person, (2) in any Sanctioned Country, or (3) otherwise in violation of Sanctions.
SECTION 3.20.    Patriot Act, Etc. Each Loan Party is in compliance in all material respects with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).
ARTICLE IV

CONDITIONS
SECTION 4.01.    Restatement Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue or continue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions (subject to the proviso contained in Section 4.01(a)(v)) is satisfied (or waived in accordance with Section 9.02):
(h)    The Administrative Agent shall have received the following, each of which, to the extent applicable, shall be originals, telecopies or electronically transmitted copies (each followed promptly by originals) unless otherwise specified, each, to the extent applicable, properly executed by a Responsible Officer of the signing Loan Party or other signing Person, each, to the extent applicable, dated the Restatement Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    executed counterparts of this Agreement and the Reaffirmation Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
(ii)    a promissory note executed by the Borrower in favor of each Lender requesting a note;
(iii)    (A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party, (B) a copy of a Certificate of the Secretary of State of the jurisdiction of incorporation of the Borrower and Dart certifying (1) as to a true and correct copy of the charter of the Borrower and Dart and each amendment thereto on file in such Secretary’s office and (2) that such amendments are the only amendments to the Borrower’s or Dart’s charter on file in such Secretary’s office and (C) comparable documents as may be available in respect of the Subsidiary Borrower from the Netherlands;
(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing, to the extent such concept is relevant in such jurisdiction, and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(v)    a favorable opinion of each of (A) Sidley Austin LLP, special New York counsel to the Loan Parties, (B) Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Loan Parties, (C) Baker & McKenzie, special IP counsel to the Loan Parties and (D) Baker & McKenzie Amsterdam N.V., special Dutch counsel to the Loan Parties, each addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent; provided, however, that the delivery of the opinion referred to in clause (D) above shall be a condition to all credit extensions to the Subsidiary Borrower, but shall not be a condition to the making of Loans to, or the issuance of Letters of Credit for the account of, the Borrower;
(vi)    a favorable opinion of the Chief Legal Officer to the Borrower, addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent;
(vii)    a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all material consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(viii)    a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and
(ix)    a certificate from the Chief Financial Officer or the Treasurer of the Borrower attesting that, both before and after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, each of (A) the Borrower, the Subsidiary Borrower and Dart is and will be Solvent and (B) the Borrower and its Subsidiaries, on a consolidated basis, are and will be Solvent
(i)    Evidence reasonably satisfactory to the Administrative Agent of the perfection of the Collateral Agent’s security interest under the Security Agreement in the Collateral.
(j)    All fees required to be paid to the Administrative Agent and the Lenders on or before the Restatement Date shall have been paid.
(k)    Unless waived by the Administrative Agent solely in respect of this Section 4.01(a), the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Restatement Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
(l)    All governmental, shareholder and third party consents and approvals necessary in connection with the Transaction shall have been obtained and shall be in full force and effect, and no law or regulation shall be applicable that would restrain, prevent or impose any material adverse conditions on the Transaction.
(m)    The Lenders shall have received the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) audited consolidated financial statements of the Borrower and its Subsidiaries for the two most recent fiscal years ended prior to the Restatement Date and (ii) unaudited interim consolidated financial statements of the Borrower and its Subsidiaries for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i).
(n)    There shall not have occurred a Material Adverse Effect since December 29, 2012.
(o)    All principal, interest, fees and other amounts owing by the Company and the Subsidiary Borrower under the Existing Credit Agreement shall have been (or shall substantially contemporaneously be) repaid in full, (it being understood that such repayment may be made out of the proceeds of Loans hereunder on the Restatement Date).
The Administrative Agent shall notify the Borrower and the Lenders of the Restatement Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on November 15, 2013 (and, in the event such conditions are not so satisfied or waived, the Revolving Commitments shall terminate at such time).
SECTION 4.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(c)    The representations and warranties of the Borrower and each other Loan Party contained in Article III, in each other Loan Document, and in any document furnished in connection with such Borrowing or Letter of Credit issuance, amendment, renewal or extension shall be true and correct in all material respects (other than in respect of representations and warranties that are subject to a Material Adverse Effect qualifier, in which case such representations and warranties will be true and correct as stated and so qualified) on and as of the date of such Borrowing or Letter of Credit issuance, amendment, renewal or extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (other than in respect of representations and warranties that are subject to a Material Adverse Effect qualifier, in which case such representations and warranties will be true and correct as stated and so qualified) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 3.05(a)(i) and (ii) and the first sentence of Section 3.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.01(a) and (b), respectively.
(d)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V

AFFIRMATIVE COVENANTS
So long as any Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 5.01, 5.02, 5.03 and 5.11) cause each Subsidiary to:
SECTION 5.01.    Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(e)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC, without giving effect to any extension), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing to which the Required Lenders have not reasonably objected, which report and opinion shall be prepared in accordance with generally accepted auditing standards and (ii) an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls to the extent required pursuant to Section 404 of Sarbanes-Oxley, in each case expressing a conclusion to which the Required Lenders have not reasonably objected; and
(f)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC, without giving effect to any extension), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, controller or the treasurer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 5.02(d), the Borrower shall not be separately required to furnish such information under Section 5.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 5.01(a) and (b) above at the times specified therein.
SECTION 5.02.    Certificates; Other Information. Deliver to the Administrative Agent and each Lender:
(d)    concurrently with the delivery of the financial statements referred to in Section 5.01(a), a certificate of its independent certified public accountants, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;
(e)    within ten days of the earlier of (i) filing the financial statements referred to in Sections 5.01(a) and (b) with the SEC, and (ii) delivery of such financial statements to the Lenders, a duly completed Compliance Certificate, in form and detail reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of the Borrower;
(f)    promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters and, to the extent permitted by the independent accountants, recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;
(g)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(h)    promptly and in any event within five Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC concerning any formal investigation or formal inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries (other than routine comment letters and related inquiries received from the SEC (in the ordinary course of its reviews of such Loan Party or Subsidiary);
(i)    promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;
(j)    concurrently with the delivery of the Compliance Certificate corresponding to the financial statements delivered pursuant to Section 5.01(a), a report in form and detail (and subject to agreed upon materiality levels) reasonably satisfactory to the Administrative Agent identifying all Subsidiary Debt as of the end of the applicable fiscal year as determined by the Borrower in consultation with its accountants;
(k)    promptly after the occurrence thereof, notice of any material change in accounting policies or financial reporting practices by any Loan Party; and
(l)    promptly, such additional information as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 5.01 or Section 5.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted by the Borrower or the SEC, or are posted on the Borrower’s behalf, on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
SECTION 5.03.    Notices. Promptly notify the Administrative Agent and each Lender:
(n)    of the occurrence of any Default;

(o)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws; and
(p)    of the occurrence of any ERISA Event.
Each notice pursuant to Section 5.03(a), (b), or (c) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or relevant Subsidiary has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached (if any).
SECTION 5.04.    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) the failure to pay and discharge such Tax liabilities, assessments and governmental charges or levies could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not permitted hereunder unless such claims are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness except to the extent that a default with respect to such Indebtedness would not result in a Default or Event of Default.
SECTION 5.05.    Preservation of Existence, Etc.
(e)    Preserve, renew and maintain in full force and effect its legal existence and good standing, to the extent such concept is relevant in such jurisdiction, under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.03 or 6.04, except with respect to any Subsidiary that is not a Loan Party where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
SECTION 5.06.    Maintenance of Properties. Maintain, preserve and protect

all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; provided that nothing in this Section 5.06 shall prevent the Borrower or any Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable commercial judgment of the Borrower, desirable in the conduct of its business and could not, individually or in the aggregate, have a Material Adverse Effect.
SECTION 5.07.    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to self insurance compatible with the following standards) and with such deductibles as are customarily carried under similar circumstances by such other Persons.
SECTION 5.08.    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.09.    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; provided, that such books of record and account, and entries therein in, of Foreign Subsidiaries shall conform with the generally accepted (or customary) financial practices and statutory requirements of its jurisdiction.
SECTION 5.10.    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower (unless a Default is then continuing, to the extent such expenses are out-of-pocket and reasonable) and at such reasonable times during normal business hours and as often as may be reasonably desired, but not more than two times in any calendar year unless a Default shall have occurred and be continuing, upon reasonable advance notice to the Borrower.
SECTION 5.11.    Use of Proceeds. Use the proceeds of the Revolving Loans and Letters of Credit only, as follows:
(c)    to refinance, as of the Restatement Date, the Existing Credit Agreement,
(d)    to pay fees and expenses incurred in connection with the Transaction,
(e)    for general corporate purposes, including to finance any acquisition that is not a Hostile Acquisition and to make dividends and stock repurchases permitted by this Agreement.

SECTION 5.12.    Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, (i) that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances and (ii) neither the Borrower nor any of its Subsidiaries shall be required to take any action described herein if the failure to take such action, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.13.    Preparation of Environmental Reports. In the event that the Administrative Agent or the Required Lenders has reason to believe that (a) there is an Environmental Liability affecting any Real Property that could reasonably be expected to have a Material Adverse Effect, (b) there is any Environmental Action or any Environmental Liability that could reasonably be expected to cause any Real Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, which restriction could reasonably be expected to have a Material Adverse Effect, or (c) there is an Environmental Liability that could reasonably be expected to result in a litigation or a proceeding affecting any Loan Party or Subsidiary that would involve amounts exceeding the Threshold Amount, then, at the request of the Administrative Agent or the Required Lenders, provide to the Lenders within 90 days after such request or such longer period of time as may be reasonably necessary to conduct any assessment as is reasonably determined by the environmental consulting firm conducting such assessment, at the expense of the Borrower, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties.
SECTION 5.14.    Compliance with Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.15.    Dart. Maintain at all times Dart as the legal, beneficial and registered and record owner of the Material Marks; provided, that Dart shall not transfer or otherwise Dispose of any Material Mark to any Person, except as permitted pursuant to Section 6.04(i) to the Borrower and its Subsidiaries and as otherwise permitted pursuant to the Security Agreement.
SECTION 5.16.    Further Assurances. At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary in obtaining the full benefits of, or in perfecting and preserving in the United States and the Material Foreign Jurisdictions the Liens of, the Loan Documents, in each case solely to the extent not inconsistent with the provisions of this Agreement or any other Loan Document.
ARTICLE VI

NEGATIVE COVENANTS
So long as any Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
SECTION 6.01.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, other than the following:
(m)    Liens pursuant to any Loan Document;
(n)    Liens existing on the date hereof (other than Liens securing lines of credit and amounts outstanding under lines of credit) and listed on Schedule 3.08 and any renewals or extensions thereof, provided that (i) the property covered thereby is not broadened or increased, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is not prohibited by this Agreement;
(o)    Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(p)    carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(q)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(r)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(s)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property or other minor irregularities in title which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(t)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(h) or securing appeal or other surety bonds related to such judgments;
(u)    Liens securing Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and obligations for acquisition, construction or the improvement of fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property whose acquisition, construction or improvement was financed by such Indebtedness or, if applicable, subject to such Capitalized Lease and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired, constructed or improved on the date of acquisition, construction or improvement;
(v)    Liens in the form of leases or subleases granted or created by the Borrower or any Subsidiary of Real Properties that do not interfere, individually or in the aggregate, in any material respect with the business of the Borrower and its Subsidiaries (taken as a whole);
(w)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
(x)    Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
(y)    banker’s liens, rights of set-off or similar rights in favor of (i) a depository institution with respect to deposit accounts maintained with such depository institution in the ordinary course of business or (ii) a depository institution or other intermediary in connection with the processing of VISA, MasterCard and other credit card payments and remittances;
(z)    Liens created over deposits and investments in the ordinary course of business in connection with the procurement and maintenance of insurance by the Borrower and its Subsidiaries;
(aa)    Liens securing lines of credit for Foreign Subsidiaries in an aggregate potential amount at any time (such amount being the maximum potential amount of credit under any secured line of credit, whether or not committed and whether or not then available) not to exceed $35,000,000; and
(bb)    other Liens securing Indebtedness (other than Liens securing lines of credit for Foreign Subsidiaries and amounts outstanding under lines of credit for Foreign Subsidiaries) outstanding in an aggregate principal amount not to exceed $50,000,000.
Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien in respect of (x) the Material Marks and (y) the Equity Interests of Dart, in each case, except for Liens thereon created by the Loan Documents or in connection with the Existing Credit Agreement.
SECTION 6.02.    Subsidiary Debt. Create, incur, assume or suffer to exist any Subsidiary Debt, except:
(q)    Indebtedness under the Loan Documents;
(r)    Indebtedness owing by any Subsidiary to the Borrower or any other Subsidiary;
(s)    For so long as and at the times the Dart Guaranty is in effect, the Dart Note Guarantee (as defined in the Intercreditor Agreement) and any Additional Dart Guarantee (as defined in the Intercreditor Agreement); and
(t)    other Subsidiary Debt in an aggregate principal amount not to exceed $100,000,000 at any time outstanding.
SECTION 6.03.    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(c)    any Subsidiary may merge with, or be liquidated, wound up or dissolved into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary that is not a Loan Party, such Loan Party shall be the continuing or surviving Person;
(d)    any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;
(e)    any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets to (i) another Subsidiary which is not a Loan Party or (ii) to a Loan Party; and
(f)    any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, except in the case of a Disposition of a Subsidiary otherwise permitted by Section 6.04, that the Person surviving such merger shall be a wholly owned Subsidiary of the Borrower;
provided, however, that in each case, immediately after giving effect thereto, (x) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation, and (y) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation.

SECTION 6.04.    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(f)    Dispositions of (i) obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and (ii) fixed operating assets (solely to the extent not constituting all or substantially all of the assets or business of the Borrower or any Subsidiary or a business unit, line of business or division of the Borrower or any Subsidiary) no longer used or useful to the business of the Borrower and its Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business;
(g)    Dispositions of inventory and cash equivalents (determined in accordance with GAAP) in the ordinary course of business;
(h)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(i)    Dispositions of property by the Borrower or any Subsidiary to the Borrower, a wholly owned Subsidiary, or a Qualified Non-Wholly Owned Subsidiary; provided that such Disposition shall be for fair market value and on arm’s-length terms;
(j)    Dispositions permitted by Section 6.03;
(k)    any issuance of Equity Interests of the Borrower;
(l)    Dispositions by the Borrower and its Subsidiaries of the Specified Florida Properties and the Idle Properties;
(m)    the sale, transfer or disposition of accounts in connection with the collection or compromise thereof in the ordinary course of business;
(n)    licenses of IP Rights in the ordinary course of business and substantially consistent with past practice or as otherwise permitted by Section 8(d) of the Security Agreement;
(o)    Dispositions made pursuant to the terms of any Plan or Employee Benefit Arrangement in the ordinary course of business;
(p)    Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 6.04; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (k) in any fiscal year shall not exceed 10% of the Borrower’s consolidated assets (determined in accordance with GAAP) as of the last day of the immediately preceding fiscal year; and
(q)    so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of Section 6.04 above; and
provided, however, that (x) any Disposition pursuant to Section 6.04(k) is for consideration at least equivalent to fair market value of the property or assets Disposed, and (y) Dart shall not transfer or otherwise Dispose of any Material Mark except as permitted pursuant to Section 6.04(i).
SECTION 6.05.    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof. For the avoidance of doubt, the Borrower and its Subsidiaries may engage in any line of business that is similar, ancillary, complementary or otherwise reasonably related to the business conducted by the Borrower and its Subsidiaries on the date hereof or that is a reasonable extension, development or expansion thereof.
SECTION 6.06.    Use of Proceeds. Permit the proceeds of any Borrowings or drawings under any Letter of Credit to be used, whether directly or indirectly, to finance a Hostile Acquisition or for any purpose that entails a violation of Regulations T, U or X of the Board, or  at any time permit the value of margin stock (within the meaning of Regulation U of the Board) held by the Borrower and its Subsidiaries to exceed an amount equal to 25% of the value of all assets of the Borrower and its Subsidiaries.
SECTION 6.07.    Financial Covenants. (a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any four fiscal quarter period of the Borrower to be greater than or equal to 3.25 to 1.0.
(b)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any four fiscal quarter period of the Borrower to be less than or equal to 3.0 to 1.0.
SECTION 6.08.    OFAC and Anti-Corruption Laws.
(e)    Directly or indirectly use the proceeds of credit extensions hereunder knowingly (i) for any purpose which would breach the U.K Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions, (ii) to fund, finance or facilitate any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, or otherwise in violation of Sanctions, as such Sanctions Lists or Sanctions are in effect from time to time; or (iii) in any other manner that will result in the violation of any applicable Sanctions by the Administrative Agent or any Lender.
(f)    Knowingly, use funds or assets obtained directly or indirectly from transactions with or otherwise relating to (i) Designated Persons, or (ii) any Sanctioned Country, to pay or repay any amount owing to any Specified Party under any Credit Document.
(g)    Fail to (i) conduct its business in compliance in all material respects with Anti-Corruption Laws; (ii) maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws; or (iii) have controls and safeguards in place designed to prevent any proceeds of any extension of credit hereunder from being used contrary to the representations and undertakings set forth in Section 3.19 or 3.20 or this Section 6.08, respectively.

ARTICLE VII

EVENTS OF DEFAULT
SECTION 7.01.    Events of Default. If any of the following events (“Events of Default”) shall occur:
(u)    Non-Payment. The Borrower or any other Loan Party (i) fails to pay when and as required to be paid herein any amount of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or to deposit when and as required to be deposited herein any cash collateral amount due pursuant to Section 2.06(j) or (ii) fails to pay within five days after the same becomes due, any interest on any Loan or on any LC Disbursement, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(v)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 5.03, 5.05, 5.10, 5.15, or Article VI or fails to perform or observe any term covenant or agreement contained in Section 5.01 or Section 5.02(a) or (b) and such failure continues for 10 Business Days; or
(w)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 7.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) notice of such default shall have been given to the Borrower by the Administrative Agent and (ii) a Responsible Officer of any Loan Party shall have actual knowledge of such failure; or
(x)    Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect (other than in respect of any representation or warranty that is subject to a Material Adverse Effect qualifier, in which case, such representation or warranty shall be incorrect as stated and so qualified) when made or deemed made except with respect to any representation or warranty to the extent incorrect solely as to Subsidiaries that are not Material Subsidiaries; or
(y)    Cross-Default. (i) Any Loan Party or any of its Subsidiaries (A) fails (other than as a result of an administrative funds transmission problem beyond the Borrower’s control which is remedied within two Business Days) to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(z)    Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding, procedure, step or action under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, examiner, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, examiner, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(aa)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(bb)    Judgments. There is entered against any Loan Party or any of its Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by (A) independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage, or (B) an indemnity by Kraft Foods, Inc. or Sara Lee Corporation (the “Applicable Indemnitor”), as applicable, pursuant to a legally binding agreement then in full force and effect as to which the Borrower shall have made a claim for indemnification from the Applicable Indemnitor in accordance with the applicable agreement and the Applicable Indemnitor does not dispute such claim or its obligations to indemnify), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(cc)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an

aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(dd)    Foreign Benefits Plans. The occurrence of any of the following events, where such events individually or in the aggregate with all other events in this Section 7.01(j), could reasonably be expected to have a Material Adverse Effect: (i) any employer or employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan are not made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is not sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; or (iii) any Foreign Plan required to be registered is not registered or is not maintained in good standing with applicable regulatory authorities; or
(ee)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(ff)    Change of Control. There occurs any Change of Control; or
(gg)    Collateral. With respect to the Collateral at any time prior to the release of the Lien on the Collateral in accordance with the terms of the Security Agreement: (i) any Significant Collateral Security Failure Event with respect to the United States exists and is continuing; (ii) any Significant Collateral Security Failure Event with respect to two Material Foreign Jurisdictions exists and is continuing; or (c) the Borrower or Dart asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such assertion by Dart, the Borrower fails to cause Dart to rescind such assertions within 10 days after the Borrower has actual knowledge of such assertions; provided that the Borrower’s or Dart’s assertion that a security interest is invalid or unenforceable is not based on a change of law in the jurisdiction that results in the jurisdiction not permitting the granting, recordation or perfection of security interests in the Collateral;
then, and in every such event (other than an event with respect to the Borrowers described in clause (f) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in clause (f) of this Section 7.01, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
SECTION 7.02.    Application of Funds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be Cash Collateralized as set forth in Section 2.06(j)), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees and expenses including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees and expenses payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank and amounts payable under Article II), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, LC Disbursements and other Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Disbursements, ratably among the Lenders and the Issuing Bank, in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of the Obligations comprised of the aggregate undrawn amount of outstanding Letters of Credit in an amount as set forth in Section 2.06(j);
Sixth, to payment of (a) all indemnities and other Obligations in favor of the Administrative Agent, and then (b) all indemnities and other Obligations in favor of any Lender or the Issuing Bank, ratably to each such Lender or such Affiliate of a Lender in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the Lenders (or, as applicable, their Affiliates) on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and such other Persons on such date; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
Subject to Section 2.06, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE VIII

THE ADMINISTRATIVE AGENT
Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any other Lender or any Issuer and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, any other Lender or any Issuer and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
No Lender identified in this Agreement as a “Co-Documentation Agent”, a “Syndication Agent”, a “Joint Lead Arranger” or a “Joint Bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders and the Joint Lead Arrangers are arms-length counterparties and none of such Lenders or Joint Lead Arrangers shall have or be deemed to have a fiduciary relationship with any Lender or Joint Lead Arranger. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in the preceding paragraph.
The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans and Borrowings denominated in Foreign Currencies. The provisions of this Article VIII shall apply to any such Affiliate mutatis mutandis.
Each Lender hereby authorizes and directs the Administrative Agent to execute and deliver to the Borrowers and the Collateral Agent on the Restatement Date (and from time to time thereafter as it may deem appropriate) an affirmation made on its own behalf and on behalf of each Lender (as attorney-in-fact for each Lender) that the Administrative Agent and each Lender is bound by the terms of the Intercreditor Agreement. By virtue of such affirmation and in consideration of the benefits of the security being provided to such Lender in accordance with the Security Agreement, the IP Security Agreement and the Intercreditor Agreement and by acceptance of those benefits, each Lender (including any Lender which becomes such by assignment pursuant to Section 9.04 after the date hereof) shall be bound by the terms and provisions of the Intercreditor Agreement and shall comply with such terms and provisions.  The foregoing agreement shall inure to the benefit of all “Secured Parties” under the Intercreditor Agreement.

ARTICLE IX

MISCELLANEOUS
SECTION 9.01.    Notices. (r) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy (or by other means agreed to by the Administrative Agent), as follows:
(i)    if to the Borrower, to it at 14901 South Orange Blossom Trail, Orlando, Florida 32837, Attention of Treasurer (Telecopy No. (407) 826-4510);
(ii)    if to the Administrative Agent, the Issuing Bank or the Swingline Lender for ABR Loans, to JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn, 7th floor, Chicago, IL 60603, Attention of Sabana Johnson (Telephone No. (312) 385-7102; eFax: 888-292-9522 and e-mail: jpm.agency.servicing.4@jpmorgan.com);
(iii)    if to the Administrative Agent, the Issuing Bank or the Swingline Lender for Eurocurrency Loans, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom, Attention of The Manager (Telecopy No. 44 207 777 2360 and e-mail: loan_and_agency_london@jpmorgan.com); and
(iv)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(s)    Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(t)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(u)    The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System. Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or any other Credit Party, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Credit Parties’ or the Administrative Agent’s transmission of communications through an Electronic System; provided that such indemnity shall not, as to any Agent Party, be available to the extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
(v)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(w)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.    Waivers; Amendments. (e) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(f)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement, reduce the rate of interest thereon, reduce any fees payable hereunder, or shorten the date of maturity of any Loan without the written consent of each Lender affected thereby, (iii) postpone the final maturity of any Loan or the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder or reduce the amount of, waive or excuse any such payment, or postpone the final permitted expiry date of any Letter of Credit beyond the Revolving Maturity Date or the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release the Borrower from the Parent Guaranty without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.
(g)    Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Section 2.09(e) to be delivered in connection with an increase to the aggregate Revolving Commitment, the Administrative Agent, the Borrower and the new or existing Lenders whose Revolving Commitments have been affected may and shall enter into an amendment hereof (which shall be binding on all parties hereto and the new Lenders) solely for the purpose of reflecting any new Lenders and their new Revolving Commitments and any increase in the Revolving Commitment of any existing Lender.

(h)    Notwithstanding the foregoing no amendment or amendment and restatement of this Agreement which is in all other respects approved by the Lenders in accordance with this Section 9.02 shall require the consent or approval of any Lender (i) which immediately after giving effect to such amendment or amendment and restatement, shall have no Revolving Commitment or other obligation to maintain or extend credit under this Agreement (as so amended or amended and restated), including, without limitation, any obligation in respect of any drawing under or participation in any Letter of Credit and (ii) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, is paid in full all amounts owing to it hereunder (including, without limitation principal, interest and fees, but excluding unmatured contingent obligations). From and after the effectiveness of any such amendment or amendment and restatement, any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto; provided, that any such Lender shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof would survive a termination of this Agreement.
SECTION 9.03.    Expenses; Indemnity; Damage Waiver. (l) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(m)    The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any

Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(n)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought by reference to the aggregate outstanding Revolving Commitments (or, if such Revolving Commitments have terminated, aggregate Revolving Credit Exposure)) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
(o)    To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(p)    All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04.    Successors and Assigns. (e) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (g) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(f)    Subject to the conditions set forth in paragraph (c) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(i)    the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(ii)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment; and
(iii)    the Issuing Bank.
(g)    Assignments shall be subject to the following additional conditions:
(i)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this Section 9.04(c)(ii) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Revolving Commitments or Loans;
(iii)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(iv)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(v)    each Lender is prohibited from assigning all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) to any Loan Party or any Affiliate of a Loan Party (and any such assignment shall be void ab initio).

For the purposes of this Section 9.04(c), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(h)    Subject to acceptance and recording thereof pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section.
(i)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of (and stated interest on) the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(j)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(e) or (f), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(k)    Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section 9.04(g); (ii) shall not be entitled to receive any greater payment under Sections 2.15, 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and (iii) Excluded Taxes in respect of the Participant shall be determined in reference to the date such Person becomes a Participant (as distinguished from the date the participating Lender became party hereto). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(l)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness; Etc. (k) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
(l)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic

Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of either of the Borrowers against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09.    GOVERNING LAW; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(b)    Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers or their respective properties in the courts of any jurisdiction.
(c)    Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations or (iii) any credit insurance provider relating to the Borrowers and their Obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information, including material non-public information within the meaning of Regulation FD promulgated by the SEC, received from the Borrower or its Subsidiaries relating to such entities or their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower or its Subsidiaries after the date hereof (other than such information which a recipient thereof could not reasonably believe to be of a non-confidential nature), such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 9.13.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.14.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15.    Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 9.16.    Effect of Restatement. This Agreement amends, restates and replaces in its entirety the Existing Credit Agreement. All rights, benefits, indebtedness, interest, liabilities and obligations of the parties to the Existing Credit Agreement are hereby amended, restated, replaced and superseded in their entirety according to the terms and provisions set forth herein; provided that all indemnification obligations of the Borrowers pursuant to the Existing Credit Agreement shall survive the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement. Each of the Borrowers represents and warrants that as of the Restatement Date there are no claims or offsets against, or defenses or counterclaims to, its obligations under the Existing Credit Agreement or any of the other agreements, documents or instruments executed in connection therewith. To induce the Administrative Agent, the Issuers and the Lenders to enter into this Agreement, each of the Borrowers waives any and all such claims, offsets, defenses and counterclaims, whether known or unknown, arising prior to the Restatement Date and relating to the Existing Credit Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
TUPPERWARE BRANDS CORPORATION
By: /s/ Edward R. Davis, III
Name: Edward R. Davis, III
Title:    VP & Treasurer
TUPPERWARE INTERNATIONAL HOLDINGS B.V.
By: /s/ Edward R. Davis, III
Name:   Edward R. Davis, III
Title:    Authorized Signer

Signature Page to Tupperware Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Swingline Lender and Issuing Bank
By: /s/ John A. Horst
Name:        John A. Horst
Title:               Credit Executive

Signature Page to Tupperware Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender
By: /s/ Marianne T. Meil
Name:                Marianne T. Meil
Title:                   Senior Vice President

Signature Page to Tupperware Amended and Restated Credit Agreement

CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK, as a Lender

By: /s/ Blake Wright
Name: Blake Wright
Title:    Managing Director
By: /s/ James Austin
Name:   James Austin
Title:    Vice President

Signature Page to Tupperware Amended and Restated Credit Agreement

HSBC Bank USA NA, as a Lender
By: /s/ Santiago Riviere
Name: Santiago Riviere
Title: Senior Vice President – Corporate Banking Group

Signature Page to Tupperware Amended and Restated Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC, as a Lender
By: /s/ Tracy Rahn
Name: Tracy Rahn
Title: Director

Signature Page to Tupperware Amended and Restated Credit Agreement

WELLS FARGO BANK, N.A., as a Lender
By: /s/ Karen A. Harrington
Name: Karen A. Harrington
Title: Senior Vice President Commercial Banking

Signature Page to Tupperware Amended and Restated Credit Agreement

MIZUHO BANK (USA), as a Lender
By: /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Senior Vice President

Signature Page to Tupperware Amended and Restated Credit Agreement

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender
By: /s/ George Stoecklein
Name: George Stoecklein
Title: Director

Signature Page to Tupperware Amended and Restated Credit Agreement

SUNTRUST BANK, as a Lender
By: /s/ Andrew S. Lee
Name: Andrew S. Lee
Title: Director

Signature Page to Tupperware Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By: /s/ Mark E. Irez
Name:   Mark E. Irez
Title:    Assistant Vice President

Signature Page to Tupperware Amended and Restated Credit Agreement

BNP PARIBAS, as a Lender
By: /s/ Andrea Sanger
Name: Andrea Sanger
Title:    Vice President

By: /s/ Michael Pearce
Name:   Michael Pearce
Title:    Managing Director

Signature Page to Tupperware Amended and Restated Credit Agreement

Bank of the West, as a Lender
By: /s/ Gary Weiss
Name: Gary Weiss
Title: Vice President

Signature Page to Tupperware Amended and Restated Credit Agreement

Schedule 1.01
PRICING SCHEDULE

Applicable Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Eurocurrency Spread	1.25%	1.50%	1.75%	2.00%	2.25%
ABR Spread	.25%	.50%	.75%	1.00%	1.25%
Commitment Fee Rate	.20%	.225%	.25%	.30%	.35%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to this Agreement.
“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Consolidated Leverage Ratio is less than or equal to 1.25 to 1.00.
“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Consolidated Leverage Ratio is less than or equal to 2.00 to 1.00.
“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Consolidated Leverage Ratio is less than or equal to 2.25 to 1.00.
“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Consolidated Leverage Ratio is less than or equal to 2.75 to 1.00.
“Level V Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.
“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.
The Applicable Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the

Applicable Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to this Agreement, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing table until five days after such Financials are so delivered. Until adjusted after the Restatement Date, Level II Status shall be deemed to exist.

Schedule 1.01(a)
EXISTING LETTERS OF CREDIT

Beneficiary	Amount	Expiry	Issuing Bank

Zurich American Insurance Co	$361,774.00	5/1/2014 auto extend	JPM Chase Agent - Credit Facility
Lumbermans Mutual Casualty	$425,000.00	5/1/2014 auto extend	JPM Chase Agent - Credit Facility
National Australia Bank (AUD 2,243,393)	$1,996,171.09	8/31/2013 auto extend	JPM Chase Agent - Credit Facility
	$2,782,945.09

Bank of Tokyo Mitsubishi Guangzhou	$1,960,367.90	10/29/2014	Bank of Tokyo Mitsubishi NYC

Schedule 2.01
REVOLVING COMMITMENTS

Lender	Revolving Commitments
JPMorgan Chase Bank, N.A.	$70,000,000
KeyBank National Association	$70,000,000
Crédit Agricole Corporate and Investment Bank	$70,000,000
HSBC Bank USA, N.A.	$70,000,000
The Royal Bank of Scotland plc	$70,000,000
Mizuho Bank (USA)	$50,000,000
Wells Fargo Bank, N.A.	$50,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$50,000,000
SunTrust Bank	$50,000,000
U.S. Bank National Association	$50,000,000
BNP Paribas	$34,615,384.62
Bank of the West	$15,384,615.38
Total	$650,000,000

Schedule 3.03
GOVERNMENT AUTHORIZATIONS AND OTHER CONSENTS
None

Schedule 3.05
MATERIAL INDEBTEDNESS NOT SHOWN ON CONSOLIDATED FINANCIAL STATEMENTS

Obligations for Borrowed Money

Borrower	Lender

NaturCare Japan - SUBORDINATED	Tupperware International Holdings BV EQUITY LOAN June 2009	JPY	2,220,950,444
Nutrimetics International Thailand Ltd	Tupperware International Holdings BV EQUITY LOAN May 2013	THB	11,000,000
Japan Tupperware Co. Ltd.	Tupperware International Holdings BV EQUITY LOAN August 2013	JPY	3,125,000,000
Tupperware Vietnam LLC	Tupperware International Holdings BV EQUITY LOAN September 2013	USD	300,000
Tupperware International Holdings BV	Tupperware South Africa	ZAR	13,000,000
Tupperware International Holdings BV	Tupperware South Africa	ZAR	12,676,553
Tupperware International Holdings BV	Tupperware South Africa	ZAR	35,000,000
Tupperware International Holdings BV	Tupperware Holdings South Africa	ZAR	30,500,000
Dart (Philippines) Inc. [now Fuller Life]	Tupperware Brands Corporation	PHP	2,049,433,000
Fuller Mexicana Holdings	Dart Industries, Inc.	MXN	38,782
Tupperware Intl Holdings BV	Dart Industries, Inc.	USD	69,533
Dart Industries, Inc.	Tupperware Asia Pacific	USD	6,600,000
Dart Industries, Inc.	Tupperware ESPANA	EUR	13,630,000
Dart Industries, Inc.	Tupperware France	EUR	20,000,000
Dart Industries, Inc.	Nutrimetics Australia	AUD	10,500,000
Dart Industries, Inc.	Tupperware Deutschland	EUR	30,500,000
Dart Industries, Inc.	Diecraft	AUD	6,000,000
Dart Industries, Inc.	Tupperware Australia	AUD	54,330,105
Dart Industries, Inc.	Tupperware Indonesia	IDR	160,000,000,000
Dart Industries, Inc.	Tupperware Indonesia	IDR	95,800,000,000
Dart Industries, Inc.	Tupperware Indonesia	IDR	142,230,000,000
Dart Industries, Inc.	Tupperware Brasil	BRL	8,104,000
Dart Industries, Inc.	Tupperware Brasil	BRL	16,497,610
Dart Argentina	Dart Industries, Inc.	ARS	157,498
NM Holdings (New Zealand)	Dart Industries, Inc. - converted to equity loan 11/21/06	NZD	14,280,152
NuMet Holdings Pty Ltd	Dart Industries, Inc. - converted to equity loan 11/21/06	AUD	73,386,832
Dart Latin America Finance	Dart Industries, Inc.	MXN	8,720,491,514
Dart de Venezuela, C.A.	Dart Industries, Inc.	USD	62,882
Dart de Venezuela, C.A.	Dart Industries, Inc.	USD	203,375
Tupperware Brands Corporation	Tupperware Intn'l Holdings Corp	USD	331,223,785
BeautiControl US	Tupperware Intn'l Holdings Corp	USD	235,440
Dart Industries Inc	Tupperware Intn'l Holdings Corp	USD	1,184,680,903
TPI HQ	Tupperware Intn'l Holdings Corp	USD	5,740,232
Tupperware Services Inc	Tupperware Intn'l Holdings Corp	USD	569,833
Tupperware Intn'l Holdings Corp	Premiere Servicios Administracion	USD	5,374,858
Tupperware Intn'l Holdings Corp	Dart Latin America Finance	MXN	987,942,870

Tupperware Intn'l Holdings Corp	Premiere Servicios Administracion	MXN	153,396,027
Tupperware Intn'l Holdings Corp	NaturCare Japan	JPY	1,000,000,000
Tupperware Intn'l Holdings Corp	NaturCare Japan	JPY	350,000,000
Tupperware Intn'l Holdings Corp	Fuller Life Direct Selling Philippines Inc	USD	8,000,000
Tupperware Intn'l Holdings Corp	Tupperware Products Inc	CHF	104,155,822
Tupperware Intn'l Holdings Corp	Tupperware Austria ( Tupperware Oesterreich)	EUR	3,036,963
Tupperware Intn'l Holdings Corp	Premiere Products Mexico	MXN	187,857,840
Tupperware Intn'l Holdings Corp	BeautiControl Intn'l Cosmetics & Images Services Inc	USD	193,050
Tupperware Intn'l Holdings Corp	Tupperware Home Parties	USD	65,363
Tupperware Intn'l Holdings Corp	TPI Japan	USD	200,000
Tupperware Intn'l Holdings Corp	TPI Australia	USD	1,770,000
Tupperware Intn'l Holdings Corp	Fuller Cosmetics	MXN	350,000,000
Premiere Products Mexico	Dart Latin America Finance	MXN	8,800,642,023
Dart Latin America Finance	BeautiControl Mexico	MXN	14,071,649
Dart Latin America Finance	Fuller Mexicana Holdings	MXN	1,042,556,756
Diecraft Australia Pty Ltd	Tupperware Intl Capital Ltd	AUD	706,072
NMI Australia	Tupperware Intl Capital Ltd	AUD	2,006,425
Tupperware Bulgaria	Tupperware Intl Capital Ltd	BGN	1,039,054
Tupperware Canada	Tupperware Intl Capital Ltd	CAD	4,800,000
BeautiControl Canada	Tupperware Intl Capital Ltd	CAD	371,232
Tupperware International Holdings (Nyon Branch)	Tupperware Intl Capital Ltd	CHF	92,455,103
Tupperware Products S.A. - Nyon Branch	Tupperware Intl Capital Ltd	CHF	15,401,277
Tupperware Czech Republic	Tupperware Intl Capital Ltd	CZK	49,500,000
Tupperware Nordic	Tupperware Intl Capital Ltd	DKK	14,700,009
Tupperware Italy	Tupperware Intl Capital Ltd	EUR	1,000,000
Tupperware Finance Holding Co BV	Tupperware Intl Capital Ltd	EUR	65,405
Tupperware International Holdings BV	Tupperware Intl Capital Ltd	EUR	104,189,868
Tupperware Germany	Tupperware Intl Capital Ltd	EUR	3,519,264
Tupperware Belgium	Tupperware Intl Capital Ltd	EUR	20,956
Tupperware Belgium	Tupperware Intl Capital Ltd	EUR	3,000,000
Tupperware Slovakia	Tupperware Intl Capital Ltd	EUR	3,560,380
Tupperware Central Europe Services	Tupperware Intl Capital Ltd	EUR	315
Nutrimetics France	Tupperware Intl Capital Ltd	EUR	357,237
Nutrimetics France Holding SNC	Tupperware Intl Capital Ltd	EUR	5,915,385
NMI Greece	Tupperware Intl Capital Ltd	EUR	1,873,146
Tupperware Nordic	Tupperware Intl Capital Ltd	EUR	973,227
Tupperware International Holdings BV	Tupperware Intl Capital Ltd	EUR	242,946,487
Tupperware United Kingdom	Tupperware Intl Capital Ltd	GBP	600,581
TW HK Procurement	Tupperware Intl Capital Ltd	HKD	9,224,000
Tuppeware Croatia	Tupperware Intl Capital Ltd	HRK	11,434,032
Tupperware Hungary	Tupperware Intl Capital Ltd	HUF	269,926,544
Naturcare Japan	Tupperware Intl Capital Ltd	JPY	72,000,000
Japan Tupperware Co. Ltd	Tupperware Intl Capital Ltd	JPY	1,365,435,232
Tupperware Nordic	Tupperware Intl Capital Ltd	LTL	476,844
Tupperware Nordic	Tupperware Intl Capital Ltd	LVL	84,018
House of Fuller Mexico	Tupperware Intl Capital Ltd	MXN	29,805,452

Tupperware Nordic	Tupperware Intl Capital Ltd	NOK	6,636,718
Tupperware Polska	Tupperware Intl Capital Ltd	PLN	9,240,000
Tupperware Romania	Tupperware Intl Capital Ltd	RON	3,369,685
Tupperware Nordic	Tupperware Intl Capital Ltd	SEK	6,493,993
Tupperware Singapore	Tupperware Intl Capital Ltd	SGD	80,000
Nutrimetics Intl (Thailand) Ltd.	Tupperware Intl Capital Ltd	THB	110,863,643
Tupperware Finance Co. BV	Tupperware Intl Capital Ltd	USD	2,081,258
Tupperware Finance Holding Co BV	Tupperware Intl Capital Ltd	USD	555,262
TPSA HQ USD	Tupperware Intl Capital Ltd	USD	27,473,890
TPSA TEAM	Tupperware Intl Capital Ltd	USD	2,889,198
TPSA HQ CAD	Tupperware Intl Capital Ltd	USD	2,008,431
Tupperware Products S.A.	Tupperware Intl Capital Ltd	USD	58,166,474
TPSA TUPPRO	Tupperware Intl Capital Ltd	USD	10,276,523
Tupperware Intl Capital Ltd	Tupperware Australia Pty Ltd	AUD	200,000
Tupperware Intl Capital Ltd	Cosmetic Manufacturers	AUD	3,229,920
Tupperware Intl Capital Ltd	TPSA	CHF	17,742,539
Tupperware Intl Capital Ltd	Tupperware (Suisse) S.A.	CHF	1,640,925
Tupperware Intl Capital Ltd	Tupperware Iberica	EUR	4,073,533
Tupperware Intl Capital Ltd	Tupperware France S.A. (marketing)	EUR	9,141,293
Tupperware Intl Capital Ltd	Tupperware Hellas SAIC	EUR	3,547,074
Tupperware Intl Capital Ltd	Tupperware Nederland B.V.	EUR	3,481,564
Tupperware Intl Capital Ltd	Tupperware Italy	EUR	1,001,834
Tupperware Intl Capital Ltd	Tupperware Espana SA	EUR	1,219,240
Tupperware Intl Capital Ltd	Tupperware Austria	EUR	829,674
Tupperware Intl Capital Ltd	Tupperware Portugal Artigos	EUR	3,037,838
Tupperware Intl Capital Ltd	Tupperware Portugal Artigos	EUR	3,847,471
Tupperware Intl Capital Ltd	Tuppeware General Services	EUR	1,391,929
Tupperware Intl Capital Ltd	Tupperware Belgium	EUR	5,338,497
Tupperware Intl Capital Ltd	Tupperware Services GMBH	EUR	298,543
Tupperware Intl Capital Ltd	Tupperware SEAD	EUR	2,701
Tupperware Intl Capital Ltd	Tupperware Products S.A.	EUR	94,195,367
Tupperware Intl Capital Ltd	Tupperware Products S.A. LD1314400001	EUR	243,253,577
Tupperware Intl Capital Ltd	Naturcare Japan	JPY	5,064,203
Tupperware Intl Capital Ltd	Premiere Korea	KRW	3,227,100,000
Tupperware Intl Capital Ltd	Premiere Korea	KRW	967,680,000
Tupperware Intl Capital Ltd	Premiere Korea	KRW	1,110,500,000
Tupperware Intl Capital Ltd	Premiere Korea	KRW	2,310,200,000
Tupperware Intl Capital Ltd	Premiere Korea	KRW	579,500,000
Tupperware Intl Capital Ltd	Servicios Administrativos Fuller (Mexico)	MXN	1,482,985,578
Tupperware Intl Capital Ltd	Dart Far East	MYR	11,500,000
Tupperware Intl Capital Ltd	Dart Far East	MYR	46,216,892
Tupperware Intl Capital Ltd	Dart Far East	MYR	14,118,808
Tupperware Intl Capital Ltd	Dart Far East	MYR	7,994,985
Tupperware Intl Capital Ltd	Dart Industries New Zealand	NZD	3,836,776
Tupperware Intl Capital Ltd	Nutrimetics International (NZ) Ltd	NZD	3,257,927
Tupperware Intl Capital Ltd	Nutrimetics Manufacturing Inc NZ	NZD	8,216,721

Tupperware Intl Capital Ltd	Tupperware Brands Corporation	USD	4,845,719
Tupperware Intl Capital Ltd	Tup Asia Pacific Holdings Mauritius	USD	24,345,311
Tupperware Intl Capital Ltd	House of Fuller Meixico	USD	2,569,682
Tupperware Intl Capital Ltd	Tup HK Procurement	USD	16,381,933
Tupperware Intl Capital Ltd	Tupperware Brands Philippines	USD	11,800,000
Tupperware Intl Capital Ltd	Nuvo Uruguay	USD	995,963
Tupperware Intl Capital Ltd	Tupperware Brands Philippines	USD	1,700,000
Tupperware Intl Capital Ltd	Tupperware Brands Philippines	USD	2,500,000
Nuvo Uruguay 20236	Tupperware Intl Capital Ltd	USD	995,963
Nuvo Uruguay 20420236	Tupperware Intl Capital Ltd	UYU	90,254,736
TW East Africa Ltd.	Tupperware Finance Co. B.V.	KES	60,185,079
Servicios Administrativos Fuller (Mexico)	Administradora Dart	MXN	94,268,321
Servicios Administrativos Fuller (Mexico)	Dart Distribucion Servicios	MXN	188,458,000
Servicios Administrativos Fuller (Mexico)	FC Mexican Consulting	MXN	82,507,051
Servicios Administrativos Fuller (Mexico)	FULLER BEAUTY COSMETIC TRAINEE	MXN	990,066
Servicios Administrativos Fuller (Mexico)	House of Fuller	MXN	1,124,751,319
Servicios Administrativos Fuller (Mexico)	Immobiliaria Meck Mex	MXN	51,015,134
Servicios Administrativos Fuller (Mexico)	Ventas Fuller	MXN	554,768,708
Servicios Administrativos Fuller (Mexico)	Dart SA de CV	MXN	24,619,791
Fuller Beauty Cosmetics de Mexico S de RL de CV	Servicios Administrativos Fuller (Mexico)	MXN	84,195,980
Fuller Beauty Cosmetics S de RL de CV	Servicios Administrativos Fuller (Mexico)	MXN	186,807,854
Fuller Cosmetics	Servicios Administrativos Fuller (Mexico)	MXN	199,878,462
Probemex	Servicios Administrativos Fuller (Mexico)	MXN	42,472,875
SERVICIOS DE AMNINISTRACION INTEGRAL DE	Servicios Administrativos Fuller (Mexico)	MXN	148,517
Tupperware Brands Mexico	Servicios Administrativos Fuller (Mexico)	MXN	22,296,664
Fuller Brasil	Dart do Brasil	USD	3,793,000
BBVBA Trust (Mexicana Business Trust)	Ventas Fuller Se de RL de CV (Mexico)	MXN	870,590,000
Tupperware South Africa	Avroy Slain	ZAR	24,687,943

Obligations for Letters of Credit, Bank Guarantees, etc.

Tupperware Brands Corporation	JPMorgan Chase	USD	2,782,945
Tupperware Brands Corporation	Bank of Tokyo Mitsubishi	USD	1,960,368

Obligations under Swap Contracts

None

Obligations to pay Deferred Purchase Price

None

Indebtedness Secured with Lien on Property

Tupperware France	Tupperware Products SA	USD	4,268,902

BeautiControl	Various - Car Fleet	USD	1,600,000
BeautiControl	Various - Fork Lifts, Office equipment, etc.	USD	100,000
Dart do Brasil	Government of Brasil	USD	500,000
Deerfield Land Corp.	Various - workmans liens - Orlando Real Estate	USD	immaterial
Tupperware Services Inc.	Various - workmans liens - Orlando Real Estate	USD	immaterial
Tupperware Products S.A.	Various - deposits for employee housing and office space	USD	11,500
Tupperware Products S.A.	Government of Switzerland	USD	19,500
Tupperware Products Inc.	Various - deposits for office space	USD	45,000
Tupperware International Holdings Inc.	Various - deposits for employee housing	USD	20,000
Nutrimetics Australia	Uncommitted line of Credit secured with JPM L/C - National Australia Bank	USD	1,311,157
Tupperware Brands Corporation	CAD equipment, computer equipment, photocopiers, etc. Various	USD	100,000

Attributable Indebtedness

None

Obligations to Redeem Equity Interests

None

Open Lines of Credit for Borrowed Money

Tupperware Deutschland GmbH	RBS	USD	$7,218.18
Tupperware Hellas SAIC	Alpha Bank	USD	$668.35
Tupperware Nederland BV	RBS	USD	$334.18
Tupperware Italia SPA	Unicredit Banca Impressa	USD	$687.06
Tupperware International Capital Limited (Ireland)	JPMorgan Chase (London)	USD	$8,000.00
Nutrimetics Australia	JPMorgan Chase (Australia)	USD	$1,000.00
Tupperware Southern Africa (Proprietary) Limited	Standard Bank	USD	$1,686.65
Tupperware Iberica SA, Tupperware Espana	RBS	USD	$5,346.80
Tupperware Osterreich Gmbh (Austria)	Bank of Austria	USD	$1,500.00
Tupperware Trading Ltd.	K&H Bank (affiliate of KBC Bank)	USD	$287.93
Tupperware Switzerland, Tupperware Products S.A, Tupperware International Holdings BV (Nyon), Tupperware Products Inc.	UBS	USD	$3,264.06
Tupperware Switzerland, Tupperware Products S.A, Tupperware Products Inc.	JPMorgan Chase (London)	USD	$4,000.00
Tupperware Colombia	HSBC Columbia	USD	$140.00
Tupperware Belgium N.V.	BNP Paribas (formerly Fortis)	USD	$4,010.10
Tupperware India	RBS	USD	$5,287.81
Tupperware Australia, and Diecraft Australia	National Australia Bank	USD	$3,478.03

Tupperware Brazil	Banco Itau	USD	$6,258.61
Tupperware Nordic A/S	Nordea Bank	USD	$2,681.97
Tupperware France, S.A.	Credit Lyonnais(Calyon)	USD	$4,010.10
Dart, SA de CV	Banorte	USD	$1,421.41
Premiere Products Canada	Royal Bank of Canada	USD	$2,849.81
Nutrimetics Australia - SECURED with L/C from JPM Chase	National Australia Bank - SECURED with L/C from JPM Chase	USD	$1,311.16
House of Fuller S de RL de CV, Fuller Cosmetics SA de CV, Probemex	HSBC	USD	$7,107.05
House of Fuller Argentina SA	HSBC	USD	$3,000.00
Nuvo Cosmeticos SA	Itau	USD	$1,000.00
NaturCare Japan KK	Mizuho	USD	$2,051.49
Tupperware Japan	Mizuho	USD	$5,128.73
Tupperware Philippines	HSBC	USD	$897.16
Tupperware Philippines	Bank of Philippines Islands	USD	$785.02
Tupperware Korea	Korea Exchange Bank	USD	$897.67
Dart de Venezuela	Banco de Venezuela	USD	$1,589.29
Tupperware Russia	RBS	USD	$250.00
Tupperware Russia	HSBC	USD	$2,000.00
Unallocated	RBS	USD	$6,813.04

Guarantees

Dart Industries Inc.	Aurea Seguros S.A. (Brazil, Customs/Insurance)	BRR	5,500,000
Tupperware Products S.A.	Disney (On behalf of Tupperware Japan)	USD	115,000

Schedule 3.08(a)
EXISTING LEINS - SEPTEMBER 2, 2013

Amount	Loan Party/Subsidiary	Comments/Property Secured	Lienholder

$213,000.00	Tupperware Australia	Capital Lease - Computer and office equipment	various

$17,629,000.00	Tupperware Belgium Mfg.	Capital Lease on Mfg. facility (KBC/Fortis) Aalst, Belgium	Fortis (now BNP)/KBC

$1,010,000.00	Tupperware Products Inc.	Capital Lease - Computer and office equipment	various

$4,268,902.34	Tupperware France	Intercompany sale/lease back of manufacturing equipment. Lessor is Tupperware Products SA	Tupperware France

$1,996,171.09	Nutrimetics Australia Pty Ltd	Uncommitted line of credit with National Australia Bank secured with a Letter of Credit from JPM Chase	National Australia Bank

$1,600,000.00	BeautiControl, N.A.	Lease of car fleet	various

$100,000.00	BeautiControl, N.A.	Office equipment, forklifts, computer equipment lease	various

$500,000.00	Dart do Brasil Industria e Comercio Ltda.	Guarantee by Dart do Brazil to Government of Brazil covering real estate on which manufacturing facility resides	Government of Brazil

immaterial	Deerfield Land Corp.	Miscellaneous workmans liens on Orlando Real Estate under development	various

$100,000.00	Tupperware Brands Corp.	CAD equipment, office furniture, computer equipment, security equipment, photocopiers - leases	various

$11,500.00	Tupperware Products S.A.	Cash deposits for employee housing and office space	various

$19,500.00	Tupperware Products S.A.	Cash deposits for Switzerland VAT	various

$45,000.00	Tupperware Products Inc.	Cash deposits for office space in Singapore	various

immaterial	Tupperware Services Inc.	Miscellaneous workmans liens on Orlando Real Estate under development	various

$20,000.00	Tupperware International Holdings B.V.	Cash deposits for employee housing	various

The following Foreign Subsidiaries (acquired from Sara Lee Corporation in December 2005) include preemptive rights, rights of first refusal or similar restrictions on the transfer of shares in their respective Organization Documents.

Avroy Shlain Cosmetics (Pty) Ltd.
Nutrimetics France SNC
Nutrimetics France Holdings SNC
Nutri-Metics Worldwide (M) Sdn. Bhd.
Nutri-Metics (B) Sdn. Bhd
House of Fuller Holdings, S. de R.L. de C.V.
Probemex Consultoria, S. de R.L. de C.V.
FC Mexican Consulting, S. de R.L. de C.V.
Vlijmense Belegging-Maatschappij B.V.
Fuller Brands B.V.
House of Fuller Argentina SA
Fuller Mexicana Holdings, S. de R.L. de C.V.
Tupperware Brands Philippines
House of Fuller, S. de R.L. de C.V.

Schedule 3.11
TAX SHARING AGREEMENTS
1) Securities and Asset Purchase Agreement between Sara Lee Corporation and Tupperware Corporation dated as of August 10, 2005

Schedule 3.13
LOAN PARTIES

Loan Party	Jurisdiction of Incorporation	Address of Principal Place of Business	Tax Identification Number

Tupperware Brands Corporation	Delaware - USA	14901 S. Orange Blossom Trail, Orlando Florida 32837	36-4062333

Tupperware International Holdings B.V.	Netherlands	Strawinskylaan 3105, 1077 ZX Amsterdam, The Netherlands	6175296

Dart Industries Inc.	Delaware - USA	14901 S. Orange Blossom Trail, Orlando Florida 32837	95-1455570

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions for Assignment and Assumption set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:            __________________________________________________
2.    Assignee:            __________________________________________________
[and is an Affiliate/Approved Fund of [identify Lender]1

3. Borrowers:	Tupperware Brands Corporation, as the Borrower, and Tupperware International Holdings B.V., as the Subsidiary Borrower
4.    Administrative Agent:        JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:
The $650,000,000 Amended and Restated Credit Agreement dated as of September 11, 2013 among Tupperware Brands Corporation, as the Borrower, Tupperware International Holdings B.V., as the Subsidiary Borrower, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto, as amended, restated, supplemented or otherwise modified and in effect from time to time.

6.    Assigned Interest:
_____________________________
1 Select as applicable

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee's compliance procedures and applicable laws, including Federal and state securities laws.
By its acceptance of this Assignment, the Assignee hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and to comply (and cause any Affiliate thereof which is the holder of any Bank Debt (as defined in the Intercreditor Agreement) to comply) with such terms and provisions. The foregoing agreement shall inure to the benefit of all “Bank Creditors” under the Intercreditor Agreement.
[signature pages follow]

______________________________________
2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”)
3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]
By:
Title:

[Consented to and]4 Accepted:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By__________________________________
Title:

[Consented to:]5
[__________________________________]
By__________________________________
Title:

______________________________________
4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:_____________,
To:    JPMorgan Chase Bank, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 11, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the capitalized terms defined therein being used herein as therein defined), among Tupperware Brands Corporation, a Delaware corporation (the “Borrower”), Tupperware International Holdings B.V., a private limited liability company organized under the laws of the Netherlands (the “Subsidiary Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and Issuing Bank.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ____________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 5.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
2.    Attached hereto as Schedule 2 is the attestation report required by Section 5.01(a) of the Agreement as to the Borrower's internal controls to the extent required pursuant to Section 404 of Sarbanes-Oxley.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 5.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.
3.    A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or-
[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4.    The financial covenant analyses and information set forth on Schedule 3 attached hereto are true and accurate on and as of the date of this Certificate.
5.    Schedule 4 attached hereto sets forth a true and complete listing of each Material Subsidiary and, if applicable, any calculations required to make such determinations.
[6.    Schedule 5 attached hereto sets forth a report in form and detail (and subject to agreed upon materiality levels) reasonably satisfactory to the Administrative Agent identifying all Subsidiary Debt as of the end of the applicable fiscal year as determined by the Borrower in consultation with its accountants.]1
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________________, _____________,
TUPPERWARE BRANDS CORPORATION
By:
Name:
Title:

_____________________________
1 To be delivered in connection with the fiscal year-end financial statements only.

SCHEDULE 1
to the Compliance Certificate

Financial Statements For the Quarter/Year ended ___________________ (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
Attestation Report

SCHEDULE 3
to the Compliance Certificate
($ in 000's)

I. Section 6.07 (a) - Consolidated Leverage Ratio

A.	Consolidated Funded Indebtedness at Statement Date:	$
1.
Outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:
$
2.	All purchase money Indebtedness:	$
3.
All outstanding reimbursement obligations in respect of drawings made under letters of credit (including standby and commercial letters of credit, but excluding cash-collateralized letters of credit to the extent such cash collateral is permitted under Section 6.01 of the Credit Agreement), bankers' acceptances, bank guaranties and similar instruments:
$
4.
All obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and any obligation in respect of an Employee Benefit Arrangement):
$
5.
The capitalized amount of any Capitalized Lease that would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP and, in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease:
$
6.	All Synthetic Debt:	$

7.	All Guarantees with respect to outstanding Indebtedness of the types specified in Lines I.A.1 through I.A.6 above of Persons other than the Borrower or any Subsidiary:	$
8.
All Indebtedness of the types referred to in Lines I.A.1 through I.A.7 above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer to the extent that the Borrower or such Subsidiary is legally liable therefor as a result of its ownership interest in such entity or is contractually liable therefor by operation of its charter or other governing documents, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary:
$
9.	Consolidated Funded Indebtedness (sum of Lines I.A.1 through I.A.8):	$

B.	Consolidated EBITDA for four consecutive fiscal quarters ending on the Statement Date (“Measurement Period”):	$
1.	Consolidated Net Income (“CNI”) for Measurement Period:	$
2.	To the extent deducted in CNI, Consolidated Interest Charges for Measurement Period:	$
3.	To the extent deducted in CNI, provision for income taxes for Measurement Period:	$
4.	To the extent deducted in CNI, depreciation expenses for Measurement Period:	$
5.	To the extent deducted in CNI, amortization expenses for intangibles for Measurement Period:	$
6.
To the extent deducted in CNI, extraordinary, unusual or non-recurring non-cash charges, expenses or losses, non-cash charges for deferred tax asset valuation allowances (Amount thereof estimated to be paid in cash in a future period):
$
7.	To the extent deducted in CNI, any non-cash impairment charges or asset write-off under FAS 142:	$
8.
To the extent deducted in CNI, non-cash expense realized or resulting from employee benefit plans, post-employment benefit plans, deferred stock compensation plans or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees:
$
9.	To the extent deducted in CNI, non-cash losses or expenses resulting from fair-value accounting under FAS 133:	$
10.	To the extent included in CNI, income tax credits:	$
11.	Amounts paid or payable in cash in respect of any non- cash charges, expenses or losses taken in any prior fiscal period:	$
12.	To the extent included in CNI, all extraordinary, unusual or non-recurring non-cash items increasing CNI:	$
13.	Consolidated EBITDA ((a) sum of Lines I.B.1 through I.B.9 minus (b) sum of Lines I.B.10 through I.B.12):	$

C.	Consolidated Leverage Ratio (Line I.A.9 ÷ Line I.B.13): Maximum permitted:	____ to 1.00 3.25 to 1.00

II. Section 6.07 (b) - Consolidated Interest Coverage Ratio

A.	Consolidated EBITDA for Measurement Period (Line I.B.13 above):	$

B.	Consolidated Interest Charges:	$
1.
All interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money, or Swap Contracts (excluding any impairment charge arising by reason of refinancing of Indebtedness), or in connection with deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP for Measurement Period:
$
2.	The portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP for Measurement Period:	$
3.	Consolidated Interest Coverage Ratio (sum of Lines II.B.1 and II.C.1):	$
C.	Consolidated Interest Coverage Ratio (Line II.A ÷ Line II.B.3): Minimum permitted:	____ to 1.00 3.00 to 1.00

SCHEDULE 4
to the Compliance Certificate

Material Subsidiaries:

SCHEDULE 5
to the Compliance Certificate

Subsidiary Debt:1

_____________________________
1 Subsidiary Debt disclosures to be subject to materiality thresholds reasonably satisfactory to the Administrative Agent.  No inadvertent failure to disclose specific Subsidiary Debt (or inadvertent misstatement of the amount thereof) shall be deemed to be material (either for purposes of Section 3.15 or Section 7.01(d) of the Agreement) to the extent that such Subsidiary Debt (or the correct amount thereof) would not result in a breach of Section 6.02 of the Agreement.

EXHIBIT C-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement, dated as of September 11, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Tupperware Brands Corporation, a Delaware corporation (the “Borrower”), Tupperware International Holdings B.V., a private limited liability company organized under the laws of the Netherlands (the “Subsidiary Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and Issuing Bank.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:______________________________________
Name:
Title:
Date: ________ __, 20__

EXHIBIT C-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships
For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement, dated as of September 11, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Tupperware Brands Corporation, a Delaware corporation (the “Borrower”), Tupperware International Holdings B.V., a private limited liability company organized under the laws of the Netherlands (the “Subsidiary Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and Issuing Bank.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:______________________________________
Name:
Title:
Date: ________ __, 20__

EXHIBIT C-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement, dated as of September 11, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Tupperware Brands Corporation, a Delaware corporation (the “Borrower”), Tupperware International Holdings B.V., a private limited liability company organized under the laws of the Netherlands (the “Subsidiary Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and Issuing Bank.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:______________________________________
Name:
Title:
Date: ________ __, 20__

EXHIBIT C-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement, dated as of September 11, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Tupperware Brands Corporation, a Delaware corporation (the “Borrower”), Tupperware International Holdings B.V., a private limited liability company organized under the laws of the Netherlands (the “Subsidiary Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and Issuing Bank.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:______________________________________
Name:
Title:
Date: ________ __, 20__